                         [THE QUIZNO'S CORPORATION LOGO]

                           OFFER TO PURCHASE FOR CASH
                   ALL OUTSTANDING SHARES OF ITS COMMON STOCK
                   AT A PURCHASE PRICE OF $8.00 NET PER SHARE

         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON DECEMBER 11, 2000, UNLESS THE OFFER IS EXTENDED.

         The Quizno's Corporation, a Colorado corporation (the "Company"), invites its stockholders to tender shares of common stock, $.001 par value per share (the "Shares"), at $8.00 per Share (the "Purchase Price"), net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together with this Offer to Purchase constitutes the "Offer"). Although the Offer is being made to all holders of Shares, Richard E. Schaden, the Chairman of the Board of Directors, President and Chief Executive Officer of the Company, Richard F. Schaden, Vice President, Secretary and a director of the Company, and Frederick H. Schaden, a director of the Company (collectively, the "Schaden Stockholders"), have advised us that they do not intend to tender any Shares pursuant to the Offer. Whenever this Offer to Purchase refers to rights "we" have, actions "we" may take or similar matters, it is referring to rights and actions of the Company.

         The Offer is conditioned on, among other things, there being validly tendered and not withdrawn prior to the Expiration Date (as defined below) not less than 51% of the currently outstanding Shares, other than Shares beneficially owned by the Schaden Stockholders (the "Minimum Condition"). We reserve the right to waive the Minimum Condition and all other conditions to the Offer. All Shares properly tendered and not withdrawn will be purchased at the Purchase Price, on the terms and subject to the conditions of the Offer.

         OUR BOARD OF DIRECTORS HAS APPROVED THE OFFER. HOWEVER, NONE OF THE COMPANY, OUR BOARD OF DIRECTORS OR THE DEALER MANAGER MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES. YOU MUST MAKE THE DECISION WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER.

         The Shares are traded on the SmallCap Market of The Nasdaq Stock Market, Inc. ("Nasdaq") under the ticker symbol "QUIZ." On November 9, 2000, the last day the Shares were traded on Nasdaq before the printing of this Offer to Purchase, the last reported sales price of the Shares on Nasdaq was $6.75 per Share.

         THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED ON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                         ------------------------------

                      The Dealer Manager for the Offer is:

                         TUCKER ANTHONY CAPITAL MARKETS,
                    a Division of Tucker Anthony Incorporated

                     The Information Agent for the Offer is:

                            MACKENZIE PARTNERS, INC.

November 13, 2000

                                    CONTENTS

SUMMARY TERM SHEET...............................................................................1
INTRODUCTION.....................................................................................8

SPECIAL FACTORS.................................................................................11
     1.   Background and Purpose of the Offer; Certain Effects of the Offer; Plans
          of the Company After the Offer........................................................11
     2.   Rights of Stockholders in the Event of the Second-Step Transaction....................18
     3.   Position of Our Board; Fairness of the Offer..........................................18
     4.   Opinion of Tucker Anthony.............................................................20
     5.   Interests of Certain Persons in the Offer and the Second-Step Transaction.............25
     6.   Beneficial Ownership of Shares........................................................27
     7.   Fees and Expenses.....................................................................29

THE TENDER OFFER................................................................................30
     1.   Terms of the Offer; Expiration Date...................................................30
     2.   Acceptance for Payment and Payment for Shares.........................................31
     3.   Procedures for Accepting the Offer and Tendering Shares...............................32
     4.   Withdrawal Rights.....................................................................36
     5.   Certain Federal Income Tax Consequences...............................................37
     6.   Price Range of Shares; Dividends; Stock Repurchases...................................40
     7.   Certain Information Concerning the Company............................................41
     8.   Financing of the Offer................................................................51
     9.   Dividends and Distributions...........................................................52
     10.  Effect of the Offer on the Market for the Shares; Nasdaq Listing and
          Exchange Act Registration.............................................................52
     11.  Certain Conditions of the Offer.......................................................54
     12.  Certain Legal Matters and Regulatory Approvals........................................55
     13.  Fees and Expenses.....................................................................56
     14.  Miscellaneous.........................................................................56

SCHEDULE I  Directors and Executive Officers of the Company

SCHEDULE II  Opinions of Tucker Anthony

SCHEDULE III Summary of Stockholder Dissenters Rights and Text of Article 113 of the Colorado Business Corporation Act

                               SUMMARY TERM SHEET

         We are offering to purchase all the outstanding shares of our common stock at a price, net to the seller in cash, of $8.00 per share. Through a question and answer format, this Summary Term Sheet will explain to you, the common stockholders of The Quizno's Corporation, the important terms of the proposed transaction. This explanation will assist you in deciding whether to tender your shares to The Quizno's Corporation. This Summary Term Sheet serves only as an introduction, and we urge you to carefully read the remainder of this Offer to Purchase and the accompanying Letter of Transmittal in order to fully educate yourself on the details of the proposed tender offer. Cross-referenced text refers to sections within this Offer to Purchase.

WHO IS OFFERING TO BUY THE COMMON STOCK OF THE QUIZNO'S CORPORATION?

         The Quizno's Corporation, a Colorado corporation, is offering to buy back its own common stock in a self-tender offer.

WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFER? HOW MUCH IS THE QUIZNO'S CORPORATION OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT?

         We are offering to purchase all the issued and outstanding shares of common stock of The Quizno's Corporation for $8.00 per share, net to you, in cash. The Offer is being made to all holders of common stock. We have been advised that Richard E. Schaden, the Chairman of the Board of Directors, President and Chief Executive Officer of The Quizno's Corporation, Richard F. Schaden, Vice President, Secretary and a director of The Quizno's Corporation, and Frederick H. Schaden, a director of The Quizno's Corporation, who as a group own approximately 51.6% of the outstanding shares of common stock, do not intend to tender any of their shares pursuant to the Offer. See "Introduction" and "The Tender Offer--Terms of the Offer; Expiration Date."

WHAT IS THE PURPOSE OF THE TENDER OFFER?

         We believe that the public trading market for the shares has been and will continue to be characterized by low prices and low trading volume. The overall purpose of the Offer is to increase stockholder value. More specifically, we are making the Offer, among other reasons, because we believe that the Offer will provide you with an opportunity to achieve liquidity in cash upon the consummation of the Offer; and

           the Offer will provide you with a premium above recent trading prices.

         Depending on the numbers of shares purchased in the Offer, the Offer could have the effect of taking us private. If fewer than all the shares owned by the public stockholders are tendered pursuant to the Offer, then our Board of Directors could take other actions that would result in a second-step transaction in which all the remaining public stockholders would receive cash for their shares. However, our Board of Directors has not made any decision to take the company private or as to whether, or when, a second-step transaction such as a merger or a reverse stock split would be completed. A second-step transaction would require approval by our Board of Directors and may require approval by our stockholders, depending on the nature of the second-step transaction. The members of the Schaden family owning shares would be able to control the outcome of any stockholder vote on a second-step transaction.

         Other purposes for the tender offer are set forth in "Introduction" and "Special Factors--Background and Purpose of the Offer; Certain Effects of the Offer; Plans of the Company After the Offer."

WILL I BE CHARGED ANY TRANSFER TAXES, FEES OR COMMISSIONS WHEN I TENDER MY
SHARES?

         We will pay all stock transfer taxes payable on the transfer of shares pursuant to the tender offer. However, if we are going to make payment of the purchase price to any person other than the registered holder or if any tendered shares are registered in the name of any person other than the person signing the Letter of Transmittal, then we will deduct from the purchase price the amount of any stock transfer taxes payable on account of the transfer, unless we receive satisfactory evidence that such taxes have been paid or there is an adequate exemption.

         If you are the record owner of your shares and you tender shares to us, you will not have to pay any brokerage fees or commissions. If you own your shares through a broker or other nominee, and your broker tenders your shares on your behalf, then your broker or nominee may charge you a fee or commission for doing so. You should contact your broker or nominee to determine whether you will be charged a fee. See "The Tender Offer--Acceptance for Payment and Payment for Shares" and Instruction 6 of the Letter of Transmittal.

WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER? UNDER WHAT CONDITIONS CAN THE QUIZNO'S CORPORATION TERMINATE THE TENDER OFFER?

         We are not obligated to purchase any shares that are validly tendered unless that number of shares validly tendered and not withdrawn prior to the expiration date represents more than 51% of the currently outstanding shares (other than shares held by Richard E. Schaden, Richard F. Schaden and Frederick
H. Schaden).

         We can terminate the tender offer, in our sole discretion, if, among other things:

           any action by any governmental agency or other person is instituted that challenges or otherwise adversely affects our ability to make or complete the tender offer or could, in our sole judgment, materially affect our business;

           the board of directors conclude that the exercise of their fiduciary duties requires that we terminate the offer; or

           we no longer continue to have sufficient financing to enable us to consummate the Offer.

         We reserve the right to waive any of the above conditions. Other conditions are set forth in "The Tender Offer--Certain Conditions of the Offer."

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER MY SHARES IN THE OFFER? CAN THE QUIZNO'S CORPORATION EXTEND THE OFFER PAST THE INITIAL EXPIRATION DATE?

         The Offer to purchase your shares expires at 12:00 midnight, New York City time, on Monday, December 11, 2000.

         Yes, we can extend the Offer past this scheduled expiration date in our sole discretion. If we choose to do so, you will be able to tender your shares until the end of the day selected as the new expiration date. See "The Tender Offer--Terms of the Offer; Expiration Date."

CAN THE QUIZNO'S CORPORATION AMEND THE TERMS OF THE TENDER OFFER?

         We reserve the right in our sole discretion to amend the tender offer in any respect. See "The Tender Offer--Terms of the Offer; Expiration Date."

HOW DO I FIND OUT IF THE QUIZNO'S CORPORATION AMENDS THE TERMS OF THE TENDER OFFER?

         We will announce any amendment to the tender offer by making a public announcement of the amendment. We will announce any extension no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced expiration date. In the event of a termination or postponement of the tender offer, we will also give written or oral notice to the Depositary.

         We will disseminate any public announcement promptly to you in a manner reasonably designed to inform you of the amendment. Without limiting the manner in which we may choose to make any public announcement, we will have no obligation to publish, advertise or otherwise communicate any public announcement other than by making a release to the Dow Jones News Service or other national business wire service. See "The Tender Offer--Acceptance for Payment and Payment for Shares."

HOW DO I GET PAID FOR MY TENDERED SHARES?

         We will pay for the shares accepted for payment by depositing the aggregate purchase price with the Depositary as soon as practicable after the expiration date of the tender offer. The Depositary will act as your agent and will transmit to you the payment for all shares accepted for payment. See "The Tender Offer--Acceptance for Payment and Payment for Shares."

HOW DO I TENDER MY SHARES?

         To tender your shares, you must deliver your share certificates, together with a completed letter of transmittal, to the Depositary on or prior to the expiration date. If your shares are held in street name, you can tender the shares by your nominee through the Depositary. For a more detailed explanation of the tendering procedures, see "The Tender Offer--Acceptance for Payment and Payment for Shares."

UNTIL WHEN CAN I WITHDRAW MY PREVIOUSLY TENDERED SHARES?

         You can withdraw your tendered shares at any time on or prior to the expiration date. After the Offer expires, the tender is irrevocable unless we have not accepted for payment your shares by 12:00 midnight, New York City time, on Wednesday, January 10, 2001. See "The Tender Offer--Withdrawal Rights."

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

         To withdraw your shares, you must deliver a written, telegraphic or facsimile transmission of notice of withdrawal to the Depositary that specifies your name, the number of shares being withdrawn and the name of the registered holder of the shares, if different from the person who tendered the shares. If you have tendered pursuant to the procedure for book-entry transfer, the notice of withdrawal must also specify the name and the number of the account at the book-entry transfer facility to be credited with the withdrawn shares. See "The Tender Offer--Withdrawal Rights."

WHAT ARE THE TAX CONSEQUENCES OF THE SALE OF SHARES TO THE QUIZNO'S CORPORATION?

         The sale of shares to us is a taxable transaction for federal, and most likely for state and foreign, income tax purposes as well. We encourage you to consult with your own tax advisor about the particular effect the tender will have on you. See "The Tender Offer--Certain Federal Income Tax Consequences."

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

         On November 9, 2000, the last full trading day before the printing of this Offer to Purchase, the closing price per share of the common stock on the Nasdaq SmallCap Market was $6.75. We encourage you to obtain a current market quotation for your shares before deciding whether to tender your shares. See "The Tender Offer--Price Range of Shares; Dividends; Stock Repurchases."

WHAT DOES THE BOARD OF DIRECTORS OF THE QUIZNO'S CORPORATION THINK OF THE TENDER OFFER?

         Our Board of Directors, other than Richard E. Schaden, Richard F. Schaden, Frederick H. Schaden and J. Eric Lawrence, all of whom refrained from voting, adopted resolutions approving the tender offer. However, neither we nor our Board of Directors makes any recommendation to you as to whether to tender or refrain from tendering shares, and neither we nor our Board of Directors has authorized any person to make any such recommendation.

         We encourage you to make your own decision whether to tender shares and, if so, how many shares to tender.

         See "Special Factors--Background and Purpose of the Offer; Certain Effects of the Offer; Plans of the Company After the Offer" and "--Interests of Certain Persons in the Offer and the Second-Step Transaction."

DID THE BOARD OF DIRECTORS RECEIVE ANY OPINIONS, APPRAISALS OR REPORTS REGARDING THE FAIRNESS OF THE OFFER?

         Yes. Our Board of Directors received a written opinion, dated November 12, 2000, from Tucker Anthony Capital Markets, a division of Tucker Anthony Incorporated, to the effect that, as of that date and based on and subject to the assumptions and limitations contained in the opinion, the purchase price per share of $8.00 to be received in the Offer was fair, from a financial point of view, to all of the holders of shares of The Quizno's Corporation's common stock (other than Richard E. Schaden, Richard F. Schaden and Frederick H. Schaden).

DO ANY DIRECTORS OR EXECUTIVE OFFICERS OF THE QUIZNO'S CORPORATION INTEND TO TENDER SHARES PURSUANT TO THE TENDER OFFER?

         We have been advised that Richard E. Schaden, the Chairman of the Board of Directors, President and Chief Executive Officer of The Quizno's Corporation, Richard F. Schaden, Vice President, Secretary and a director of The Quizno's Corporation, and Frederick H. Schaden, a director of The Quizno's Corporation, who as a group own approximately 51.6% of the outstanding shares of common stock, do not intend to tender any of their shares pursuant to the Offer. All other directors and officers have advised us that they have not decided whether to tender their shares.

         See "Introduction," "Special Factors--Background and Purpose of the Offer; Certain Effects of the Offer; Plans of the Company After the Offer" and "--Interests of Certain Persons in the Offer and the Second-Step Transaction."

WHAT IS THE TOTAL AMOUNT OF FUNDS THAT THE QUIZNO'S CORPORATION WILL REQUIRE TO CONSUMMATE THE TENDER OFFER?

         Assuming we purchase 1,456,248 shares in the tender offer at a purchase price of $8.00 per share, all vested stock options (other than those held by the Schaden Stockholders) exercisable at a price below the offer price are exercised and tendered, all preferred shares are converted into common stock and tendered and we purchase the warrants held by Retail & Restaurant Growth Capital, L.P., we expect the maximum aggregate cost, including all fees and expenses applicable to the tender offer, to be approximately $18,200,000. See "The Tender Offer--Financing of the Offer."

HOW WILL THE QUIZNO'S CORPORATION OBTAIN THE FUNDS TO MAKE PAYMENT?

         We will obtain all necessary funds from a new subordinated credit facility with Levine Leichtman Capital Partners and from available cash. The maximum amount available to us under this credit facility is $12 million and we have $6.2 million in available cash. In connection with the subordinated credit facility, we agreed to issue a warrant to Levine Leichtman Capital Partners to purchase up to 14% of our common stock and each series of preferred stock as of nine months following the closing of the Offer. See "The Tender Offer--Financing of the Offer" and "The Tender Offer--Certain Information About the Company--Recent Transactions."

WILL THE COMPANY CONTINUE AS A PUBLIC COMPANY? WHAT EFFECT WILL THE TENDER OFFER HAVE ON MY SHARES THAT ARE NOT PURCHASED IN THE OFFER, OR THAT I DO NOT TENDER?

         Our purchase of the shares in the Offer will reduce the number of shares that might otherwise trade publicly and will likely reduce the number of stockholders. Depending on the number of shares purchased in the Offer, the Offer could have the effect of taking us private. If fewer than all the shares owned by the public stockholders are tendered pursuant to the Offer, we may decide, in our sole discretion, to enter into a merger or other form of corporate transaction such that any shares not tendered by the stockholders (other than shares held by Richard F. Schaden, Richard E. Schaden and Frederick
H. Schaden) will be converted into only the right to receive the offer price in cash. In such an event (or if the number of shares purchased in the Offer results in our being a private company), we will seek to delist our common stock from trading on the Nasdaq SmallCap Market and terminate the registration of the shares under the Securities Exchange Act of 1934, as amended.

         We currently have a very small stockholder base for an exchange-traded public company as indicated by our approximately 150 stockholders of record, a number substantially below the minimum at which a publicly traded company may terminate its obligation to file periodic financial reports and other information pursuant to the Securities and Exchange Act. Even if we do not complete the Offer or enter into a second-step transaction following the Offer, we may seek to terminate our registration under the Securities Exchange Act and delist our securities from the Nasdaq SmallCap Market.

         See "Introduction" and "Special Factors--Background and Purpose of the Offer; Certain Effects of the Offer; Plans of the Company After the Offer."

IF I OBJECT TO THE PRICE BEING OFFERED, WILL I HAVE DISSENTERS' RIGHTS?

         You will not have dissenters' rights in the Offer. In the event we enter into a merger or other form of corporate transaction such that any shares not tendered by the public stockholders will be converted into the right to receive the offer price in cash, you may have dissenters' rights and be able to have the "fair value" of your shares paid to you in cash provided that you comply with the applicable provisions of the Colorado Business Corporation Act. See "Special Factors--Rights of Stockholders in the Event of a Second-Step Transaction." A copy of the Colorado dissenters' rights statute is attached as
Schedule III.

WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?

         You can call MacKenzie Partners, Inc., the Information Agent for the Offer, toll-free at (800) 322-2885.

                                    IMPORTANT

         Any stockholder desiring to tender all or any portion of such stockholders shares should either (1) complete and sign the Letter of Transmittal (or a copy thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver it and any other required documents to the Depositary and either deliver the certificate(s) evidencing the tendered shares to the Depositary along with the Letter of Transmittal or deliver such shares pursuant to the procedure for book-entry transfer set forth in "The Tender Offer--Procedures for Accepting the Offer and Tendering Shares" or (2) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Any stockholder whose shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such stockholder desires to tender such shares.

         Any stockholder who desires to tender shares and whose certificates evidencing such shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender such shares by following the procedure for Guaranteed Delivery set forth in "The Tender Offer--Procedures for Accepting the Offer and Tendering Shares."

         TO PROPERLY TENDER SHARES, STOCKHOLDERS MUST VALIDLY COMPLETE THE LETTER OF TRANSMITTAL.

         Questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be obtained from the Information Agent or from brokers, dealers, commercial banks or trust companies.

         NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE COMPANY AS TO WHETHER STOCKHOLDERS SHOULD TENDER OR REFRAIN FROM TENDERING SHARES PURSUANT TO THE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL. IF MADE OR GIVEN, SUCH RECOMMENDATION AND SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED ON AS HAVING BEEN AUTHORIZED BY THE QUIZNO'S CORPORATION.

To the Stockholders of The Quizno's Corporation:

                                  INTRODUCTION

         We invite the stockholders of The Quizno's Corporation, a Colorado corporation (the "Company"), to tender to the Company shares of our common stock, $.001 par value per share (the "Shares"), at $8.00 per Share (the "Purchase Price"), net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in this Offer to Purchase (this "Offer to Purchase") and in the related Letter of Transmittal (which together with this Offer to Purchase constitutes the "Offer"). Although the Offer is being made to all holders of Shares, Richard E. Schaden, the Chairman of the Board of Directors, President and Chief Executive Officer of the Company, Richard F. Schaden, Vice President, Secretary and a director of the Company and Frederick H. Schaden, a director of the Company (collectively, the "Schaden Stockholders"), have advised us that they do not intend to tender any Shares pursuant to the Offer. The Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on December 11, 2000, unless the Offer is extended. See "The Tender Offer--Terms of the Offer; Expiration Date."

         All Shares properly tendered and not withdrawn will be acquired in the Offer at the Purchase Price, upon the terms and subject to the conditions of the Offer.

         The Offer is conditioned on, among other things, there being validly tendered and not withdrawn prior to the Expiration Date (as defined below) not less than 51% of the currently outstanding Shares, other than Shares beneficially owned by the Schaden Stockholders (the "Public Shares"), or 742,686 Public Shares (the "Minimum Condition"). We reserve the right to waive the Minimum Condition and the other conditions to the Offer. See "The Tender Offer--Certain Conditions of the Offer."

         Pursuant to the Offer, we seek to acquire all the issued and outstanding Public Shares, including any Shares that are issued prior to the Expiration Date pursuant to conversion or exercise of outstanding preferred stock, options and warrants. At October 13, 2000, there were (a) 3,007,921 Shares issued and outstanding and (b) approximately 650,000 Shares reserved for future issuance pursuant to outstanding employee, director and consultant stock options. In addition, approximately 887,536 Shares are issuable upon conversion of outstanding preferred stock or upon the exercise of outstanding warrants. The holders of preferred stock and warrants may tender the Shares they receive upon conversion or exercise in the Offer. Prior to the announcement of the Offer, there were approximately 150 holders of record of the issued and outstanding Shares. The Schaden Stockholders, who beneficially own in the aggregate 1,782,647 Shares, or approximately 51.6% of the issued and outstanding Shares, have informed us that they do not intend to tender any of their Shares pursuant to the Offer.

         We believe that the public trading market for the Shares has been and will continue to be characterized by low prices and low trading volume. The overall purpose of the Offer is to increase stockholder value. More specifically, we are making the Offer, among other reasons, because we believe that the Offer will provide you with an opportunity to achieve liquidity in cash upon consummation of the Offer; and

           the Offer will provide you with a premium above recent trading prices.

         Depending on the number of Shares purchased in the Offer, the Offer could have the effect of taking us private. If fewer than all the Shares owned by the stockholders other than the Schaden Stockholders (the "Public Stockholders") are tendered pursuant to the Offer, then our Board of Directors could take other actions, such as a merger or a reverse stock split that would result in all the remaining Public Stockholders receiving cash for their shares ("Second-Step Transaction"). However, our Board of Directors has not made any decision to take the Company private or as to whether, or when, a Second-Step Transaction of this nature would be completed. A Second-Step Transaction would require approval by our Board of Directors and may require approval by our stockholders, depending on the nature of the Second-Step Transaction. The Schaden Stockholders would likely be able to control the outcome of any stockholder vote on a Second-Step Transaction. Stockholders would have the right to exercise dissenters' rights in connection with a Second-Step Transaction. A copy of the Colorado dissenters' rights statute is attached as Schedule III. It is contemplated that the consideration payable to the Public Stockholders in any Second-Step Transaction, if one is initiated, would be cash in an amount equal to the Purchase Price.

         As part of the Offer, individuals holding stock options, other than the Schaden Stockholders, will be given the opportunity to surrender such options in exchange for payment from us (subject to any applicable withholding taxes) in cash equal to the product of (x) the total number of Shares subject to any such stock option and (y) the excess of the Purchase Price over the exercise price per Share subject to such stock option, without any interest thereon. None of the Schaden Stockholders will be surrendering stock options owned by them in connection with the Offer. With respect to executive officers (other than executive officers who are also Schaden Stockholders), unvested options are expected to be exchanged for rights in a stock appreciation plan to be implemented by us after the Offer is complete.

         The Company has directed the trustee of the Company's 401(k) plan to accept the Offer and the trustee will tender all Shares held by the 401(k) plan. Approximately 15,000 Shares are currently held by the Company's 401(k) plan.

         In connection with the Offer, the Company has agreed to repurchase warrants held by a Retail Restaurant Growth Capital, L.P. See "The Tender Offer--Certain Information About the Company--Recent Transactions."

         In determining whether to proceed with the Offer, our Board of Directors considered several factors, several of which are listed below (see "Special Factors--Position of Our Board; Fairness of the Offer"):

           We currently have a very small stockholder base for an exchange-traded public company as indicated by our approximately 150 stockholders of record, a number substantially below the 300 minimum at which a publicly traded company may terminate its obligation to file periodic financial reports and other information pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act").

           The market for our common stock provides limited liquidity for stockholders to liquidate or add to their investments and has made it difficult for us to attract institutional investors or research coverage. Additionally, because of the limited liquidity available, we have been unable to utilize the public equity capital markets effectively as a source of financing.

         In determining whether the Purchase Price to be paid to you was fair, our Board of Directors relied in part on an opinion dated November 12, 2000, rendered by Tucker Anthony--Capital Markets, a division of Tucker Anthony Incorporated ("Tucker Anthony" or the "Dealer Manager"), the Company's financial advisor, to the effect that, and subject to the limitations contained therein, the $8.00 Purchase Price offered to all of the stockholders in the Offer is fair, from a financial point of view, to the stockholders (other than the Schaden Stockholders). See Schedule II.

         You will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to our purchase of the Shares pursuant to the Offer. We will pay all charges and expenses of Harris Trust Company of New York (the "Depositary"), Tucker Anthony and MacKenzie Partners, Inc. (the "Information Agent") incurred in connection with the Offer. The Offer provides those of you who are considering a sale of all or a portion of your Shares to sell those Shares for cash at the Purchase Price without, where Shares are tendered by the registered owner thereof directly to the Depositary, the usual transaction costs associated with open market sales. See "Special Factors--Fees and Expenses" and "The Tender Offer--Fees and Expenses."

         OUR BOARD OF DIRECTORS HAS APPROVED THE OFFER. HOWEVER, NONE OF THE COMPANY, OUR BOARD OF DIRECTORS OR THE DEALER MANAGER MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES. YOU MUST MAKE THE DECISION WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER. WE HAVE BEEN ADVISED THAT THE SCHADEN STOCKHOLDERS DO NOT INTEND TO TENDER ANY SHARES PURSUANT TO THE OFFER.

         The term "Expiration Date" means 12:00 midnight, New York City time, on December 11, 2000, unless and until we, in our sole discretion, extend the period during which the Offer is open, in which event the term "Expiration Date" means the latest time and date at which the Offer, as so extended by us, expires. See "The Tender Offer--Terms of the Offer; Expiration Date."

         The Purchase Price will be paid net to the tendering stockholder in cash, without interest thereon, for all Shares purchased. Tendering stockholders who hold Shares in their own name and who tender their Shares directly to the Depositary will not be obligated to pay brokerage commissions, solicitation fees or, subject to Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by the Company pursuant to the Offer. Those of you holding Shares through brokers or banks are urged to consult your brokers or banks to determine whether transaction costs are applicable if you tender Shares through the brokers or banks and not directly to the Depositary. HOWEVER, ANY TENDERING STOCKHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE, SIGN AND RETURN TO THE DEPOSITARY THE SUBSTITUTE FORM W-9 THAT IS INCLUDED AS PART OF THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO REQUIRED UNITED STATES FEDERAL INCOME TAX BACK-UP WITHHOLDING OF 31% OF THE GROSS PROCEEDS

PAYABLE TO THE TENDERING STOCKHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER. See "The Tender Offer--Certain Federal Income Tax Consequences."

         On November 9, 2000, the last day the Shares were traded before the printing of this Offer to Purchase, the last reported sales price of the Shares on Nasdaq was $6.75 per Share. See "The Tender Offer--Price Range of Shares; Dividends; Stock Repurchases."

         THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                 SPECIAL FACTORS

1. BACKGROUND AND PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER; PLANS OF THE COMPANY AFTER THE OFFER

         BACKGROUND OF THE OFFER. We believe that since February 1994, when we completed our initial public offering, the public market has not responded to the positive growth of the Company, including our profitability in recent years, and the Shares have remained very thinly traded and have provided little liquidity for our stockholders, particularly those stockholders with larger equity positions in the Company. In addition, because of the low trading volume and illiquidity of the Shares, we have been unable to utilize the Shares effectively as a source of financing. For those reasons, we have been unable to realize the principal benefits of public ownership and we expect no change in the situation regarding the Shares for the foreseeable future.

         On December 29, 1998, Richard E. Schaden and Richard F. Schaden offered to buy all the outstanding shares of the Company not owned by them for between $7.84 and $8.20 per share. Our Board of Directors, at a meeting held that same day, formed a special committee of independent directors to evaluate the proposal and to make a recommendation to our full Board of Directors regarding the acceptance or rejection of the proposal. The Schadens subsequently formed The Schaden Acquisition Company and, through that company, amended their offer on June 23, 1999 with a revised purchase price of $8.00 per share. The Schadens and the special committee discussed and negotiated the proposal throughout the summer, but on August 9, 1999, the special committee reported to our Board of Directors that the Schadens had withdrawn their proposal, based largely on the inability of the special committee and the Schadens to reach a mutually agreeable price per share.

         At a special meeting of our Board of Directors on October 1, 1999, management expressed its belief that the low trading volume of the Shares on the Nasdaq limited liquidity for stockholders wishing to sell their Shares. Management believed that the Company's repurchase of Shares would provide better liquidity for stockholders and recommended that our Board consider either an open market share repurchase program or a self tender for the Shares. Our Board considered management's recommendation and discussed the possibility of a self tender offer for some or all of the outstanding shares as well as a more limited share repurchase program pursuant to Rule 10b-18 under the Exchange Act. Our Board authorized repurchase of up to 200,000 Shares under Rule 10b-18. We repurchased 144,055 Shares in the open market until September 30, 2000, when we ceased the share repurchase program in order to avoid reducing our net tangible assets below the threshold required for continued listing on Nasdaq.

         At our Board of Directors meeting held on May 18, 2000, management once again addressed the continued low trading volume of the Shares as well as concerns over the average share price, which had declined since we had ceased the share repurchase program in December 1999. Management reported that it would reinstate the share repurchase program as a good use of capital and in order to afford added liquidity to stockholders. Management also expressed its concern regarding the lack of recognition that Wall Street and investment professionals, including analysts, were giving to small and micro-cap companies like ours, and in general the fact that while the share price appeared to be in line with some of our peers, it did not appear that the share price adequately reflected our recent financial performance or the strong growth we had experienced. Management largely felt that the low trading volume of the Shares coupled with our extremely low market capitalization (or "market cap") of approximately $20 to $25 million made it unlikely that the share price would increase appreciably in the foreseeable future.

         Over the next two months, management considered possible alternatives to propose to our Board of Directors and in the course of those considerations solicited the advice of Cypress Consulting Group ("Cypress"), which had provided consulting services to the Company on various projects over the last few years, and Tucker Anthony. At management's request, Tucker Anthony analyzed our current situation with respect to share price and trading volumes and discussed possible alternatives with management. Ultimately, in July 2000, Tucker Anthony suggested that we consider a self tender for outstanding Shares as the alternative most likely to afford liquidity for stockholders wishing to sell their Shares. Based on that recommendation, management introduced Tucker Anthony to our Board at a meeting held on August 8, 2000. Management also introduced Mr. John J. Todd, the Senior Vice President and Chief Financial Officer for Gateway, Inc., maker of Gateway computers, to our Board. Mr. Todd had formerly been an executive with PepsiCo and had agreed to advise our Board concerning the strategic alternatives suggested by management and Tucker Anthony.

         During that meeting, Tucker Anthony made a presentation to our Board concerning the current share situation and its thoughts on a possible share repurchase or recapitalization transaction. Tucker Anthony noted that our historical and projected sales and earnings growth had been and were expected to remain strong, but that despite that growth and strong operating performance over the previous six months, the Company's stock had continued to trade between $6.00 and $6.50 per share, and between $6.00 and $7.25 over the last 12 months. Tucker Anthony noted that while the Shares had performed in line with certain of their peer groups, they had lagged the Russell 2000 index and did not seem to be credited with the Company's strong historical growth and continued growth potential. Tucker Anthony attributed that lack of recognition by the market to the Company's extremely low market cap, which in turn made it highly unlikely that the Company would attract institutional investors or investment analysts. Tucker Anthony pointed out that currently the Company had no research coverage and no institutional investors, other than Retail & Restaurant Growth Capital, L.P. ("RRGC"). It then discussed alternatives to increase the market cap, and raise the trading volume. Since the Schaden Stockholders were not interested in selling their shares to a third party, a sale of the Company was not, in Tucker Anthony's opinion, a viable option, nor was an equity offering to raise the market cap. The Company could not offer equity sufficient to reach even the lower range of market cap for small cap companies, estimated to be approximately $1 billion. Even an equity offering sufficient to raise the Company's market cap to $400 to $500 million (the median market cap for our peer group) would, in Tucker Anthony's opinion, be too dilutive to existing stockholders.

         Tucker Anthony concluded its presentation by suggesting that a self tender transaction was the most viable way to improve stockholder value by providing stockholders with a premium over the Company's recent stock price, and providing stockholders with liquidity in an illiquid stock.

         After a lengthy discussion with Tucker Anthony and management, our Board authorized management to more fully evaluate the possibility of a self tender offer and to seek proposals from potential lenders regarding the financing of such an offer, as well as to formally engage Tucker Anthony to assist our Board in evaluating such an offer and particularly the price or prices that would be required to establish the fairness of the Offer. Our Board also directed management to retain lawyers and other professionals as might be necessary to prepare a presentation for our Board if management determined to seek approval of a self tender transaction. Richard E. Schaden, Richard F. Schaden and J. Eric Lawrence abstained from voting on the resolution. On August 15, 2000, we formally engaged Tucker Anthony to advise the Company on the proposed tender offer.

         Tucker Anthony and Cypress prepared an initial evaluation of the Company's value for use in seeking lenders and preparing the next presentation for our Board. During the next several weeks management, with the assistance of Cypress, solicited financing for a self tender transaction. Tucker Anthony also began updating its analysis of our value for purposes of assessing the fair range of value per share should we proceed forward with the self tender. Richard
E. Schaden and Dean Zuccarello of Cypress contacted various potential lenders including Levine Leichtman Capital Partners ("Levine Leichtman"). After several discussions with Levine Leichtman, Mr. Schaden advised certain of our executive officers that he had received a verbal indication of interest from Levine Leichtman to finance the self tender transaction using subordinated debt and that he expected to received a written term sheet and proposed letter agreement shortly. On September 8, 2000, we received a draft letter agreement from Levine Leichtman outlining the basic terms of a subordinated loan to finance the self tender and addressing Levine Leichtman's proposed due diligence investigation of the Company as well as exclusivity and confidentiality proposals. We negotiated and entered into the letter agreement on September 21, 2000, and called a special telephonic meeting of our Board of Directors for September 26, 2000.

         At the September 26, 2000, Board meeting, Mr. Todd was nominated and appointed as a new member of our Board of Directors. Management noted that the addition of another independent director with significant financial expertise would help the directors evaluate the proposed self tender transaction and associated financing. Management and Tucker Anthony, as well as Cypress, then advised our Board concerning the proposed Levine Leichtman financing. Management reported that it had signed a letter agreement with Levine Leichtman that would allow Levine Leichtman to begin its due diligence investigation of the Company.

         On October 9, 2000, a special meeting of our Board was held. In addition to all of the directors, representatives of management, Tucker Anthony and outside legal counsel to the Company participated in this meeting. At the meeting, outside legal counsel advised our Board regarding their fiduciary duties and applicable legal standards in the context of a self tender offer, and also reviewed with our Board the regulatory process and documentation of a self tender offer. Outside legal counsel also discussed with our Board the requirements under Section 7-106-401 of the Colorado Business Corporation Act ("CBCA") regarding distributions to stockholders. Tucker Anthony indicated that it would provide an opinion to the effect that the Company's total assets would exceed its total liabilities plus preferred stock liquidation preferences as of the close of the self tender in satisfaction of Section 7-106-401 of the CBCA.

         Management reported on the progress of the negotiations with Levine Leichtman for a loan of $12 million, with an interest rate of 13.25% per annum, through the issuance of secured senior subordinated notes by the Company and warrants to purchase 14% of the Company's outstanding common stock on a fully diluted basis. Tucker Anthony then presented its analysis of a specific issuer tender offer proposal at a purchase price of $8.00 per share, and went through materials regarding that analysis that had previously been provided to our Board. Tucker Anthony, based on its analysis, would give a fairness opinion that the Purchase Price of $8.00 a share was fair, from a financial point of view, to all of our stockholders (other than the Schaden Stockholders) at the time the Offer is made.

         The independent members of our Board then discussed the possibility of retaining independent counsel to advise them on the procedural aspects of our Board approval process. Our Board then voted to approve continued negotiation of definitive loan agreements with Levine Leichtman on substantially the same terms as had been presented to our Board. Richard E. Schaden, Richard F. Schaden and Frederick H. Schaden refrained from voting to ensure procedural fairness of the transaction evaluation. Mr. Lawrence also refrained from voting based on independent advice concerning his possible conflict of interest as a representative and principal of RRGC which held warrants to purchase 411,177 Shares. Our Board agreed to defer taking other actions relating to the proposed self tender offer until the independent members of our Board had the opportunity to consult with their counsel on procedural issues.

         On October 11, 2000, our Board met again to consider proceeding with the Offer. Representatives of management, Tucker Anthony and outside legal counsel to the Company attended this meeting. Mark Bromberg, a director of the Company, advised our Board that, after consulting with counsel for the independent directors, he was comfortable with the procedure adopted by the Company with respect to the self tender transaction assuming that Tucker Anthony could address fairness of the Purchase Price offered to all stockholders (other than the Schaden Stockholders) in its fairness opinion. After some discussion concerning the procedure, the independent directors voted unanimously to authorize management to prepare the filings and associated documents, and to retain necessary professional advisors, to commence a self tender transaction offering $8.00 per Share for all outstanding Shares of the Company's common stock, subject to review and approval by the independent directors of (1) the definitive loan documents between the Company and Levine Leichtman; (2) the final offer to purchase and other filings and documents related to the self tender transaction; (3) the final fairness opinion prepared by Tucker Anthony; and (4) an opinion prepared by Tucker Anthony supporting our Board's determination under Section 7-106-401 of the CBCA.

         On November 12, 2000, our Board met to review the various tender-related materials, including the final opinion, a detailed summary of the terms of the loan between the Company and Levine Leichtman, and the offer to purchase as well as the related tender offer materials (all of which had been sent to the directors on November 3, 2000). Management also provided the directors with the expected timing of finalizing loan documents with Levine Leichtman and the time line for the self tender. Management recommended that our Board authorize the Company to enter into the definitive loan documents, and to commence the self tender on November 13.

         Tucker Anthony presented its final report and analysis of the self tender transaction and stated it was prepared to issue to our Board its written opinion that the $8.00 per Share being offered to all of the stockholders was fair to such stockholders (other than the Schaden Stockholders) from a financial point of view. Tucker Anthony also reported that it was prepared to issue its written opinion that, based on the assumptions and qualifications set forth therein, the Company would meet the asset-liability test set forth in Section 7-106-401 of the CBCA following the closing of the Offer. Our Board and management discussed the final terms of the Levine Leichtman loan. After discussion, our Board (with Richard E. Schaden, Richard F. Schaden, Frederick H. Schaden refraining from voting and recusing themselves from the meeting at the time the vote was taken and J. Eric Lawrence refraining from voting) determined that the proposed self tender transaction and the underlying Levine Leichtman loan were advisable and fair to and in the best interests of the Company's stockholders, and approved the self tender transaction and the Levine Leichtman loan. Our Board determined that it may in the future consider initiating a Second-Step Transaction depending on the success of the self tender transaction.

         On November 13, 2000, we issued a press release regarding the proposed Offer.

         No limitations were imposed by our Board of Directors or our management on Tucker Anthony with respect to the investigation made, or the procedures followed in rendering its advice with respect to the opinion as to the fairness of the consideration, from a financial point of view, provided to you. Tucker Anthony's assignment did not include investigating or pursuing any other parties interested in acquiring control of the Company, and Tucker Anthony did not solicit any offers for the acquisition of the Company because our Board instructed Tucker Anthony that the Schaden Stockholders were unwilling to consider a sale of their interest in the Company.

         Because of the engagement of Tucker Anthony to advise us and to render an opinion as to the fairness of the consideration, from a financial point of view, with respect to the consideration to be received by you in the Offer, and the decision by the interested directors (Richard E. Schaden, Richard F. Schaden, Frederick H. Schaden and J. Eric Lawrence) to refrain from voting on the Offer at our Board meetings at which it was approved, our Board did not consider it necessary to form an independent or "special" committee of our Board composed of directors who are not employees of the Company or to retain any other unaffiliated representatives to act solely on behalf of the public stockholders for the purpose of negotiating the terms or structure of the self tender offer.

         During the period between the engagement of Tucker Anthony and the presentation of its final report to our Board of Directors on November 12, 2000, we provided extensive information to representatives of Tucker Anthony regarding the Company and its prospects including, without limitation, the Company's historical financial results, projected financial results, expansion plans, and sales and marketing plans. In addition, representatives of Tucker Anthony met with members of our senior management to discuss the projections and underlying assumptions thereto provided to, and relied on by, Tucker Anthony in preparing its analyses.

         PURPOSE OF THE OFFER. We believe the repurchase of our common stock is consistent with our long-term goal of increasing stockholder value. In October 1999, our Board of Directors approved a share repurchase program based on the view that our Shares were undervalued. Under such program, we repurchased 144,055 Shares. We are now making the Offer because we believe that

         (a) the Offer will provide an opportunity to achieve liquidity in cash by allowing you to sell a substantial portion of your stock at a substantial premium over the Nasdaq trading price at the time of announcement without the payment of brokerage commissions;

         (b) the Shares are undervalued in the public market in relation to our historical growth and long-term growth prospects;

         (c) for those of you who hold Shares after the Offer is completed, the Offer has the potential to increase returns on equity capital by reducing the number of Shares outstanding and to improve our overall weighted cost of capital;

         (d) after the Offer is completed, we expect to have sufficient cash flow and access to funding to meet our cash needs for normal operations and anticipated capital expenditures for the foreseeable future and meet our debt obligations; and

         (e) after considering alternatives, investing in our Shares is an attractive use to capital and an efficient means to provide value to our stockholders.

         Following the Offer and regardless of whether the Offer is consummated, the Schaden Stockholders will retain a controlling equity interest in the Company. Our Board of Directors may determine to pursue a Second-Step Transaction through which the Company would acquire any remaining equity interest in the Company not then owned by the Schaden Stockholders.

         CERTAIN EFFECTS OF THE OFFER; PLANS OF THE COMPANY AFTER THE OFFER. Consummation of the Offer and, if deemed desirable by us, the Second-Step Transaction will permit the Schaden Stockholders to receive the benefits that result from ownership of all, or a significant amount, of the equity interest in the Company. Such benefits include management and investment discretion with regard to the future conduct of the business of the Company, the benefits of the profits generated by operations and any increase in the Company's value. Similarly, the Schaden Stockholders will also bear the risk of any decrease in the value of the Company.

         If the Offer and, if deemed desirable by us, the Second-Step Transaction are consummated, after giving effect to the Offer and the Second-Step Transaction, the Schaden Stockholders will have close to a 86% interest in the pro forma net book value and net earnings of the Company ($(14.2) million and $56,000, respectively, based on the unaudited financial statements of the Company for the nine-month period ended June 30, 2000). Currently, the Schaden Stockholders have an approximately 51.6% interest in the net book value and net earnings of the Company ($2.6 million and $824,000, respectively, based on the unaudited financial statements of the Company as of June 30, 2000).

         Consummation of the Offer and, if deemed desirable by us, the Second-Step Transaction will also allow the Schaden Stockholders to recapitalize the Company by increasing its debt-to-equity ratio, thereby leveraging their equity investment. Such high leveraging may entail high risk to equity investors. Furthermore, high leveraging and associated high debt service costs may have an adverse effect on earnings and the value of the Company.

         Under the CBCA and our Charter, the approval of our Board and the affirmative vote of a majority of the outstanding Shares are required to approve the Second-Step Transaction at a meeting of the stockholders. The Schaden Stockholders, who currently own approximately 51.6% of the issued and outstanding Shares, intend to vote all of their Shares in favor of the Second-Step Transaction if a stockholder vote is required. Accordingly, regardless of whether any Shares are purchased pursuant to the Offer, the Schaden Stockholders have sufficient voting power to cause the approval and adoption of the Second-Step Transaction immediately after the Offer, without the affirmative vote of any other stockholders of the Company. If a Second-Step Transaction is effected, it is contemplated that the consideration payable to the Public Stockholders will be cash in an amount equal to the Purchase Price. Under the CBCA, an entity that owns 90% or more of the outstanding shares of another entity may effect a merger with such other entity without submitting the merger to a vote of stockholders of the other entity (a "short-form merger"). Accordingly, if the Schaden Stockholders own 90% or more of the Shares that remain outstanding after completion of the Offer, the Second-Step Transaction may be effected as a short-form merger, without a vote of the Company's stockholders. If, however, the percentage of ownership of the Schaden Stockholders after completion of the Offer is less than 90% of the Shares then outstanding, a vote of the Company's stockholders will be required under the applicable laws, and a longer period of time may be required to effect the Second-Step Transaction. See "Special Factors--Rights of Stockholders in the Event of the Second-Step Transaction."

         After the Second-Step Transaction, if it is initiated, there will be few, if any, Public Stockholders of the Company. See "The Tender Offer--Effect of the Offer on the Market for the Shares, Nasdaq Listing and Exchange Act Registration."

         All Shares purchased in the Offer will return to the status of authorized but unissued shares of capital stock of the Company and may be reissued from time to time as determined by our Board of Directors. However, we have no current plans for the issuance of Shares repurchased pursuant to the Offer.

         The Schaden Stockholders have informed our Board of Directors that, assuming the completion of the Offer and, if deemed desirable by us, the Second-Step Transaction, they have no present intention to cause the Company to change its fundamental business, sell or otherwise dispose of the Company or all or any material part of its business, merge, liquidate or otherwise wind-up its business. Nevertheless, the Schaden Stockholders may initiate a review of the Company and its assets, corporate structure, capitalization, operations, properties and personnel to determine what changes, if any, would be desirable following the Offer to enhance the operations of the Company.

         The Company does not anticipate that following the consummation of the Offer, the Schaden Stockholders will consider causing the Company to change the composition of our Board of Directors. The persons who are presently officers of the Company will continue in their same positions following consummation of the Offer. Pursuant to our financing agreement with Levine Leichtman, Levine Leichtman will have the right to appoint a representative of Levine Leichtman to our Board as a director. As a result of the borrowing incurred in connection with the financing of the Offer and, if deemed desirable by the Company, the Second-Step Transaction, our consolidated indebtedness will be substantially greater. See "The Tender Offer--Financing of the Offer."

2.       RIGHTS OF STOCKHOLDERS IN THE EVENT OF THE SECOND-STEP TRANSACTION

         No dissenters' rights are available in connection with the Offer. Holders of Shares may be entitled to dissenters' rights in connection with the Second-Step Transaction if such transaction is structured as a merger or a reverse stock split. A copy of the Colorado dissenters' rights statute and a discussion of that statute is attached as Schedule III.

         Such rights, if the statutory procedures were complied with, could lead to a judicial determination of the fair value (excluding any element of value arising from the accomplishment or expectation of the Second-Step Transaction) required to be paid in cash to such dissenting holders for their Shares. Any such judicial determination of the fair value of Shares could be based on considerations other than, or in addition to, the Purchase Price paid in the Offer and the market value of the Shares, including asset values and the investment value of the Shares. The value so determined could be more or less than the Purchase Price per Share pursuant to the Offer or the consideration per Share to be paid in the Second-Step Transaction.

         THE FOREGOING SUMMARY OF THE RIGHTS OF OBJECTING STOCKHOLDERS DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY STOCKHOLDERS DESIRING TO EXERCISE ANY AVAILABLE DISSENTERS' RIGHTS. THE PRESERVATION AND EXERCISE OF DISSENTERS' RIGHTS REQUIRE STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF THE CBCA. SEE SCHEDULE III ATTACHED HERETO FOR A DISCUSSION OF DISSENTERS' RIGHTS THAT MAY BE AVAILABLE.

3.       POSITION OF OUR BOARD; FAIRNESS OF THE OFFER

         POSITION OF OUR BOARD OF DIRECTORS. On November 12, 2000, the independent members of our Board of Directors approved the Offer. Richard E. Schaden, Richard F. Schaden, Frederick M. Schaden and J. Eric Lawrence refrained from voting. Our Board determined that the Offer is fair to you, and in the Company's best interest. However, our Board does not make any recommendation to you as to whether to tender or refrain from tendering your Shares. You must make the decision whether to tender your Shares and, if so, how many Shares to tender. The Offer is being made to all holders of Shares, including the Schaden Stockholders. However, none of the Schaden Stockholders intend to tender any Shares pursuant to the Offer.

         FAIRNESS OF THE OFFER. In reaching its determinations referred to immediately above, our Board of Directors relied on its knowledge of our business as well as advice of its financial advisors and legal counsel. In reaching its decision, our Board considered a number of factors, including the following factors, each of which, in the view of our Board, supported such determination:

         (a) the historical market prices and trading activity of the Shares, including the fact that the average daily trading volume of the Shares for the first nine months of calendar year 2000 has been under 7,000 Shares per day. Our Board also considered the fact that as a micro-cap company, we have limited prospects for creating institutional interest in our stock or coverage by analysts of our Company;

         (b) the historical market price and recent trading activity of the Shares, including the fact that the $8.00 per Share offer represents a substantial premium over the Nasdaq trading price of the Shares prior to announcement of the self tender transaction;

         (c) the fact that the interested directors refrained from voting on the transactions at meetings of our Board at which the transactions were approved and did not place any limitation on the procedures followed by the independent directors, or the materials and information sought by the independent directors from management and Tucker Anthony, to evaluate the proposed transactions;

         (d) the opinion of Tucker Anthony to our Board that the Purchase Price to be offered is fair to all the stockholders (other than the Schaden Stockholders) from a financial point of view; and the report and analysis presented by Tucker Anthony that included discussion and analysis of historical trading performance of the Shares, comparable company analysis and discounted free cash flow analysis based on the Company's historical and projected operating results, as well as the opinion of Tucker Anthony that the Company's total assets would exceed its total liabilities plus preferred stock liquidation preferences after closing of the self tender transaction;

         (e) the market price for the Shares as compared to the performance of the Company;

         (f) the very small stockholder base of the Company, as indicated by our approximately 150 stockholders of record;

         (g) the fact that we have not paid a cash dividend since our inception to our stockholders, and the expectation that no such cash dividends are expected to be paid in the foreseeable future;

         (h) the lack of credible buyers of the Company and financial market conditions, including that the Schaden Stockholders indicated they have no interest in selling their Shares to a third party in the foreseeable future, which made pursuit of other strategic alternatives (such as a sale of the Company as a going concern) impracticable; and

         (i) the intention of the Schaden Stockholders to continue the business as a going concern, which makes any consideration of liquidation of the Company or values that ultimately might be obtained from such a liquidation highly speculative.

         With respect to the matters contained in the opinion of Tucker Anthony, our Board of Directors reviewed the report and adopted the analysis contained therein and considered the other factors set forth herein in determining that the Offer is fair. In light of the number and variety of factors that our Board considered in connection with their evaluation of the Offer, they did not find it practicable to assign relative weights to the foregoing factors and, accordingly, did not do so.

         In connection with its deliberations, our Board of Directors did not consider, and did not request that Tucker Anthony evaluate, the Company's liquidation value. Our Board did not view the Company's liquidation value to be a relevant measure of valuation given that the Purchase Price exceeded the book value per Share of the Company on June 30, 2000, and it was our Board's view that the Company is more valuable as a going concern than its book value of $0.85 per Share as of June 30, 2000 based on Shares outstanding at that time.

         The Schaden Stockholders also believe the Offer is fair to you based on
(i) the conclusions of, and approval of our Board of Directors, as well as the basis therefor, which conclusions and basis, as set forth above, are incorporated by reference herein, and (ii) notwithstanding the fact that the Tucker Anthony opinion was provided for the information and assistance of our Board of Directors and that the Schaden Stockholders are not entitled to rely on such opinion, the fact that our Board of Directors had received the written opinion of Tucker Anthony that the offer price of $8.00 in cash was fair, from a financial point of view, to all other stockholders. The Schaden Stockholders adopted the analysis of our Board of Directors in determining that the Offer is fair, from a financial point of view, to you. The Schaden Stockholders did not find it practical to, and did not, quantify or otherwise attach relative weights to the specific factors they considered.

4.       OPINION OF TUCKER ANTHONY

         Tucker Anthony was engaged to render an opinion to our Board of Directors as to the fairness, from a financial point of view, of the proposed Purchase Price of $8.00 per Share, net to the seller in cash (the "Initial Offer"), to all of the Company's stockholders (other than the Schaden Stockholders). See "Special Factors--Background and Purpose of the Offer; Certain Effects of the Offer; Plans of the Company After the Offer."

         On October 9, 2000, in connection with our Board of Directors' evaluation of the Initial Offer, Tucker Anthony made a presentation to our Board with respect thereto (the "Report"). As part of the presentation, Tucker Anthony reviewed with our Board certain of the information and financial data described below. Final copies of the Report dated October 9, 2000 were delivered to our Board in connection with its evaluation of the Initial Offer.

         Tucker Anthony delivered its written opinions to our Board of Directors dated November 12, 2000 (the "Tucker Anthony Opinion"). A copy of the Tucker Anthony Opinion, which sets forth the assumptions made, matters considered and limitations of review undertaken by Tucker Anthony, is attached as Schedule II attached hereto.

         No limitations were imposed by the Company or our Board of Directors on the scope of the Tucker Anthony investigation or the procedures to be followed by Tucker Anthony in rendering the Tucker Anthony Opinion, except that Tucker Anthony was not authorized to solicit, and did not solicit, any indications of interest from any third party with respect to a purchase of all or a part of the Company's business. The Tucker Anthony Opinion does not address nor should it be construed to address the relative merits of the Offer and the Second-Step Transaction with any alternative business strategy that may be available to the Company. In arriving at the Tucker Anthony Opinion, Tucker Anthony did not ascribe a specific range of value to the Company, but rather made its determination as to the fairness, from a financial point of view, of the consideration to be offered to all of the Company's stockholders (other than the Schaden Stockholders) in the Initial Offer on the basis of the financial and comparative analyses described below.

         THE TUCKER ANTHONY OPINION IS FOR THE USE AND BENEFIT OF OUR BOARD OF DIRECTORS AND WAS RENDERED TO THEM IN CONNECTION WITH THEIR CONSIDERATION OF THE INITIAL OFFER AND IS NOT INTENDED TO BE AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER OR NOT

TO TENDER SHARES UNDER THE TERMS AND CONDITIONS OFFERED TO SUCH STOCKHOLDER IN THE OFFER.

         Our Board of Directors engaged Tucker Anthony to render the opinion referred to above because Tucker Anthony regularly engages in the valuation of businesses and their securities. Tucker Anthony is an investment bank whose corporate finance activities are focused on small- to middle-market companies. Tucker Anthony provides a full line of investment banking services to its clients, ranging from merger and acquisition services, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Our Board requested proposals from two other investment banking firms and decided to retain Tucker Anthony based on our Board's evaluation of all the proposals.

         The following paragraphs summarize the financial and comparative analyses performed by Tucker Anthony in connection with its opinion. The summary does not represent a complete description of the analyses performed by Tucker Anthony.

         In arriving at the Tucker Anthony Opinion, Tucker Anthony: (a) reviewed certain publicly available historical financial and operating data concerning the Company including the Annual Reports to Stockholders and Annual Reports on Form 10-KSB for the nine months ended September 30, 1999 and the previous five years ended December 31, and the Quarterly Reports on Form 10-QSB filed with the Commission for the three quarterly periods ended December 31, 1999, March 31, 2000 and June 30, 2000; (b) reviewed certain projected financial information prepared by management of the Company; (c) reviewed certain publicly available information concerning the Company; (d) conducted discussions with the senior management of the Company and consultants to the Company concerning the Company's business prospects and historical financial results and projected financial information as presented and described in (a), (b) and (c) above; (e) conducted discussions with the Board of Directors of the Company; (f) reviewed the draft financing document by and between the Company, several of the Company's subsidiaries, and Levine Leichtman and the ancillary documents related thereto; (g) reviewed the Offer to Purchase and the related draft Letter of Transmittal; and (h) performed various financial analyses, as Tucker Anthony deemed appropriate, of the Company using generally accepted analytical methodologies.

         In arriving at the Tucker Anthony Opinion, Tucker Anthony assumed and relied on the accuracy and completeness of the financial information provided by the Company and other information used by Tucker Anthony without assuming any responsibility for independent verification of such information and further relied on the assurances of management of the Company that they were not aware of any facts that would make the information provided by the Company inaccurate or misleading. With respect to the financial projections of the Company, Tucker Anthony assumed that such projections were prepared in good faith in accordance with industry practice on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company. In arriving at the Tucker Anthony Opinion, Tucker Anthony conducted a limited physical inspection of the properties and facilities of the Company and did not make any evaluations or appraisals of the assets or liabilities of the Company and was not presented with any such appraisal. The Tucker Anthony Opinion was necessarily based on financial, economic, market and other conditions as they existed on, and could be evaluated as of, its date.

         The preparation of an opinion as to the fairness of the Purchase Price, from a financial point of view, involves various determinations as to the most appropriate and relevant methods of financial and comparative analysis and the application of those methods to the particular circumstances; therefore, such an opinion is not readily susceptible to summary description. Furthermore, in arriving at the Tucker Anthony Opinion, Tucker Anthony did not attribute any particular weight to the analyses or factors considered by it, but rather made qualitative judgments as to the significance and relevancy of each analysis and factor. Accordingly, Tucker Anthony believes that its analyses must be considered as a whole and that considering any portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the Tucker Anthony Opinion. In its analyses, Tucker Anthony made numerous assumptions with respect to industry performance, general business and economic conditions, and other matters, many of which are beyond the Company's control. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. Additionally, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. Subject to the foregoing, the following is a summary of the material financial analyses presented by Tucker Anthony to our Board of Directors on November 12, 2000.

         In connection with the Tucker Anthony Opinion, Tucker Anthony performed certain financial and comparative analyses. Tucker Anthony considered several methods to evaluate the fairness of the Purchase Price per Share. These methods included (i) public company trading analysis; (ii) selected transaction analysis, including mergers and acquisitions transactions and other take private transactions; (iii) hypothetical implied trading values based on sales, EBITDA and earnings; (iv) premiums paid in this transaction compared to average premiums paid; (v) unleveraged after-tax discounted cash flow valuation analysis; and (vi) leveraged buy-out/recapitalization analysis (which is intended to determine the value a financial investor might be willing to pay to acquire all or, as in the case of the Transaction or other recapitalization transactions, a controlling and substantial portion of the Company's equity if it were interested in pursuing such a transaction). Tucker Anthony utilized the 5-year financial forecast provided by the Company's management ("Management Forecast") and an adjusted forecast ("Sensitivity Case Projections") derived by Tucker Anthony from the Management Forecast incorporating historical performance, industry trends and profitability levels of comparable publicly traded companies (See Comparable Company Analysis below). These analyses were considered relevant to a financial review of the terms of the Offer to Purchase Agreement and the strategic alternatives available to the Company. At a number of meetings of our Board, these analyses were reviewed with our Board. The material analyses and their findings are summarized below.

         Comparable Public Company Trading Analysis. Tucker Anthony reviewed certain publicly available financial and stock market information relating to 24 selected companies in lines of business believed to be somewhat similar to those of the Company. The companies selected were in the restaurant business (collectively, the "Selected Companies"); however, it was noted that there were no public companies with precisely the same mix of businesses or financial condition as the Company. Tucker Anthony reviewed companies with a range of market capitalizations. For the purposes of this analysis, Tucker generally focused on the Selected Companies with market capitalizations of under $100 million (nine companies; "Small Cap") versus the Company's current market capitalization of approximately $20 million. However, trading values for the larger capitalization Selected Companies ("Large Cap") were also considered in Tucker Anthony's analysis. This analysis indicated that the price multiples, based on latest 12 months' earnings per share (P/E), ranged from 5.0x to 12.1x for the Small Cap Selected Companies, with a median of 11.5x; the P/E multiples for the Large Cap Selected Companies ranged from 6.9x to 46.4x, with a median of 13.3x. These P/E multiples for the Small and Large Cap Selected Companies compare to a P/E of 16.4x for the Company, based on management's estimated September 30, 2000 earnings. The P/E multiple for the Company, based on management's estimated September 30, 2000 earnings and a Purchase Price of $8.00 per share is 19.0x. Based on 2000 year-end estimated earnings per share (based on estimates of First Call Corporation, a data service that monitors and publishes compilations of earnings estimates produced by selected research analysts regarding companies of interest to investors, for the Selected Companies and management estimates for the Company), the 2000 estimated price earnings multiples ranged from 6.4x to 29.4x for the Large Cap Selected Companies, with a median of 11.9x, as compared to a projected 13.8x for the Company's calendar year ended December 31, 2000. Only three of the Small Cap Selected Companies reported a projected P/E multiple, ranging from 3.7x to 12.9x, with a median of 10.0x. The ratio of firm value to latest 12 months' revenue ranged from .08x to 7.08x, with a median of 0.35x for the Small Cap Selected Companies, compared to 0.82x for the Company, and the ratio of the firm value to latest 12 months' earnings before interest, taxes, depreciation and amortization (EBITDA) for the Small Cap Selected Companies ranged from 1.8x to 11.2x, with a median of 3.7x, compared to 5.2x for the Company. The ratio of firm value to latest 12 months' revenue ranged from 0.30x to 3.52x, with a median of 1.16x for the Large Cap Selected Companies and the ratio of the firm value to latest 12 months' earnings before interest, taxes, depreciation and amortization (EBITDA) for the Large Cap Selected Companies ranged from 2.6x to 21.2x, with a median of 6.5x. Based on this analysis, Tucker Anthony derived an equity value range for the Company of $5.00 to $7.00 per fully diluted share. Tucker Anthony noted that the Purchase Price of $8.00 was above the indicated range.

         Selected Transactions Analysis. Tucker Anthony reviewed and analyzed selected publicly available financial, operating and stock market information relating to 19 acquisition transactions in the restaurant industry since 1998 (collectively, the "Selected Transactions"). This analysis indicated that (i) the price multiples for the Selected Transactions, based on latest 12 months' assets, ranged from 0.30x and 2.20x, with a median of 1.0x, as compared to 1.02x for the Company, based on an offer price of $8.00 per share for the entire equity interest, (ii) the ratio of firm value to latest 12 months' revenues ranged from .18x to 1.32x for the Selected Transactions, with a median of .74x, compared to a multiple of 1.01x for the Company, and (iii) the ratio of firm value to latest 12 months' earnings before interest, taxes, depreciation and amortization (EBITDA) for the Selected Transactions ranged from 2.9x to 10.8x, with a median of 6.1x, compared to 6.4x for the Company. Based on this analysis, Tucker Anthony derived an equity value range for the Company of $6.50 to $8.25 per fully diluted Share. Tucker Anthony noted that the Purchase Price of $8.00 was near the top end of that range.

         Future Trading Price Analysis. Based on the Management Forecast and the Sensitivity Case Projections of sales, EBITDA and net income, Tucker Anthony calculated the present value of the implied hypothetical future trading values of the Company's common stock. Tucker Anthony obtained this by multiplying projected stand-alone sales, EBITDA and earnings per Share for the years ending December 31, 2000, and fiscal years ended September 2001 and 2002 based on the Management Forecast by multiples derived from the Comparable Companies current trading multiples analysis. The Company's implied forward stock price was discounted at an equity discount rate of 25.0% and 30.0%. The present value of such implied hypothetical future trading values ranged from $6.50 to $8.25 per Share using the Management Forecast and $6.50 to $8.00 per Share using the Sensitivity Case Projections. In connection with this presentation, Tucker Anthony advised our Board that this analysis was not necessarily indicative of future trading ranges and that any estimate of future market prices is speculative and subject to significant uncertainties and contingencies, all of which are difficult to predict and beyond the control of Tucker Anthony. Therefore, the actual trading prices of the Company might be outside the estimated range and would depend on, and fluctuate with, changes in interest rates, market conditions and the condition, results of operations and prospects, financial and otherwise, of the Company and other factors that generally influence the prices of securities. Tucker Anthony noted that the Purchase Price of $8.00 was near the top of the indicated range.

         Premium Analysis. Tucker Anthony analyzed the premium of the Purchase Price to the closing price of the common stock over the one-day, four-week periods closing prices. This analysis resulted in a range of purchase price premiums for the common stock of (i) 23.08% based on the last trade of the common stock prior to the Fairness Opinion Date ($6.50 per share on October 19, 2000) and (ii) 20.75% based on the closing price of the common stock four weeks prior to the Fairness Opinion Date ($6.63 per share on September 22, 2000). Tucker Anthony compared the premium paid in the Transaction to those paid in all take private transactions announced during the 1997 to October 6, 2000 time period, as compiled by the Securities Data Corporation. Premiums over the closing stock price four weeks prior to the Fairness Opinion Date ranged from -1.00% to 111.3% during the period, with year-to-date 2000 median premium of 23.9%. Premiums over the closing stock price one day prior to the Fairness Opinion Date ranged from -13.60% to 117.50% during the period, with a year-to-date 2000 median premium of 21.00%. Tucker Anthony noted that the premiums paid in other transactions were in line with the premium being proposed in the Offer.

         Discounted Cash Flow Analysis. Tucker Anthony analyzed the Company's fully diluted per Share value based on an unleveraged after-tax discounted cash flow analysis of the projected five-year financial performance of the Company. Tucker Anthony estimated the net present value of the future cash flows of the Company using the Management Forecast and Sensitivity Case Projections covering the period ending September 30, 2005 and calculated a terminal value of the Company based on a range of the multiples of projected 2005 EBITDA. In conducting this analysis, Tucker Anthony applied discount rates ranging from 21% to 22% and terminal value multiples ranging from 5.0x to 5.5x EBITDA. Tucker Anthony derived the range of EBITDA multiples and discount rates on the basis of multiples of EBITDA for public Comparable Companies and estimated risk adjusted cost of capital for the Company. This analysis indicated a discounted cash flow valuation ranging from approximately $12.70 per share to $14.35 per share in the Management Forecast Case. This analysis indicated a discounted cash flow valuation ranging from approximately $10.30 per share to $11.75 per share in the Sensitivity Case Projections. Tucker Anthony noted that the Purchase Price of $8.00 was below the indicated range in both cases.

         Leveraged Buy-out/Recapitalization Analysis. Tucker Anthony prepared an analysis based on the same projections utilized in the discounted cash flow analysis as to the value paid pursuant to a recapitalization transaction. A range of possible acquisition prices was derived by reviewing the estimated return on equity investment, which would result from a leveraged buy-out based on various assumptions, including the financial ratios required by the bank financing and high yield debt markets, and interest rates. Assuming terminal values at the end of the fifth year following a buy-out transaction ranging from 5.0x to 5.5x EBITDA and required internal rates of return on equity of 30.0%+, this methodology indicated that a recapitalization transaction could earn a purchaser a market return on their investment at a Purchase Price of $7.00 to $8.00 per Share. Tucker Anthony cautioned our Board that the actual price that a party would be willing to pay in a leveraged buy-out or recapitalization transaction was dependent on various factors not included in this methodology and, therefore, that this analysis was not necessarily indicative of actual prices realizable or of rates of return on shares of the common stock retained in the Transaction, which rates of return may be more or less favorable than those indicated in this analysis, are dependent on many contingencies and, therefore, are speculative.

         In connection with Tucker Anthony's analysis, it was concluded that following the announcement of the Offer, the stock market valuation of the common stock would be significantly influenced by estimates of the forward-looking pro forma earnings and EBITDA forecasts, if available. Tucker Anthony advised our Board that trading in the post-Transaction common stock for a period following the announcement of the Offer could be characterized by a redistribution of such securities among the stockholders of the Company immediately preceding the tender offer and other investors, and, accordingly, such securities may be subject to downward price pressures during this period resulting in trading prices below the Purchase Price. In addition, in connection with the presentation, Tucker Anthony advised our Board that any estimate of trading ranges is speculative, and subject to uncertainties and contingencies, all of which are difficult to predict and beyond the control of Tucker Anthony. The price of the Company's stock will be influenced, both positively and negatively, by changes in interest rates, market conditions, the terms of financing for the Transaction, the condition and prospects, financial and otherwise, of the Company, management's post-transaction strategy with respect to both the Company's business and the market for the Company's stock and other factors that generally influence the prices of securities. In addition, the reduced float of shares, the potential lack of a public market for the securities and the fact that the Company may not be required to publicly disclose its financial statements to investors may adversely affect the liquidity of these Shares and result in greater volatility in trading prices following the Effective Time.

         The engagement letter between the Company and Tucker Anthony provides that the Company will pay Tucker Anthony a fee of $200,000 upon delivery of the preliminary Tucker Anthony Opinion, a fee of $200,000 due upon the delivery by Tucker Anthony to our Board of Directors of the final Tucker Anthony Opinion and an advisory fee of $400,000 due upon the closing of the Offer. In addition, the engagement letter between the Company and Tucker Anthony provides that the Company will reimburse Tucker Anthony for certain of its out-of-pocket expenses and will indemnify Tucker Anthony and certain related persons against certain liabilities, including liabilities under securities laws, arising out of its engagement.

5.       INTERESTS OF CERTAIN PERSONS IN THE OFFER AND THE SECOND-STEP
         TRANSACTION

         In considering the Offer and the fairness of the consideration to be received in the Offer and, if deemed desirable by us, the Second-Step Transaction, you should be aware that certain of our officers and directors have interests in the Offer which are described below and which may present them with certain actual or potential conflicts of interest.

         As of September 30, 2000, the directors and executive officers as a group beneficially owned 1,954,290 Shares, or 58.2% of the Shares, which includes 122,893 Shares issuable upon exercise of outstanding stock options that are currently exercisable. Even if no Shares are tendered in the Offer, the Schaden Stockholders together own more than a majority of the outstanding Shares and, if acting together, will be able to control all matters requiring approval of the Company's stockholders, including the election of directors. Richard E. Schaden (President, Chief Executive Officer and director),

Richard F. Schaden (Vice President, Secretary and director) and Frederick H. Schaden (a director of the Company) together currently own 51.6% of the outstanding Shares. Our Board was aware of these actual and potential conflicts of interest and considered them along with the other matters described under "Special Factors--Position of Our Board; Fairness of the Offer" and "--Beneficial Ownership of Shares."

         Each of the Schaden Stockholders has advised us that he or she does not intend to tender any Shares pursuant to the Offer. If we purchase 1,456,248 Shares pursuant to the Offer, then after the purchase of Shares pursuant to the Offer, the Schaden Stockholders would beneficially own approximately 100% of the outstanding Shares immediately after the Offer, assuming the exercise or conversion by such persons of their currently exercisable options and Shares of preferred stock (in addition, Levine Leichtman will hold warrants to purchase up to 14% of the outstanding Shares of the Company on a fully-diluted basis - see "The Tender Offer--Financing of the Offer"). In addition, certain of our other employees who are not affiliated with the Schaden Stockholders may not tender their Shares pursuant to the Offer.

         Except as described herein, based on our records and on information provided to us by our directors, executive officers and subsidiaries, neither the Company nor any associate or subsidiary of the Company nor, to the best of our knowledge, any of our directors or executive officers or any of our subsidiaries, nor any associates or affiliates of any of the foregoing, have effected any transactions involving the Shares during the 60 business days prior to the date hereof. Except as otherwise described herein, neither the Company nor, to the best of our knowledge, any of our affiliates, directors or executive officers are a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer with respect to any of our securities, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

         As part of the Offer, all individuals, other than the Schaden Stockholders, holding stock options will be given the opportunity to surrender those options in exchange for payment from the Company (subject to any applicable withholding taxes) in cash equal to the product of (x) the total number of Shares subject to any such stock option and (y) the excess of the Purchase Price over the exercise price per Share subject to any such stock option, without any interest thereon. None of the Schaden Stockholders will be surrendering stock options owned by them in connection with the Offer. With respect to executive officers (other than executive officers who are Schaden Stockholders), vested options will be treated as described above, and unvested options are expected to be exchanged for rights in a stock appreciation plan. As of September 30, 2000, executive officers (other than those who are also Schaden Stockholders) hold vested options to purchase approximately 52,000 Shares and unvested options to purchase approximately 110,000 Shares.

         Under the CBCA, corporations organized under the laws of Colorado are permitted to indemnify their current and former directors, officers, employees and agents under certain circumstances against certain liabilities and expenses incurred by them by reason of their serving in such capacities. Our Charter provides that each director and officer will be indemnified by the Company against liabilities and expenses incurred in connection with any threatened, pending or completed legal action or proceeding to which he or she may be made a party or threatened to be made a party by reason of being a director of the Company or a predecessor company, or serving any other enterprise as a director or officer at the request of the Company. Our Charter provides that, to the fullest extent that limitations on the liability of directors and officers are permitted by the CBCA, no director or officer of the Company shall have any liability to the Company or its stockholders for monetary damages. The CBCA provides that a corporation's charter may include a provision that restricts or limits the liability of its directors or officers to the corporation or its stockholders for money damages except: (1) to the extent that it is proved that the person actually received an improper benefit or profit in money, property or services for the amount of the benefit or profit in money, property or services actually received or (2) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. We have also purchased directors' and officers' liability insurance for the benefit of these persons.

6.       BENEFICIAL OWNERSHIP OF SHARES

         The following table sets forth certain information, as of September 30, 2000, regarding the ownership of Shares by each person known by us to be the beneficial owner of more than 5% of the outstanding Shares, each of our directors and executive officers, and all of our executive officers and directors as a group:

                                                                                          PREFERRED STOCK
                                                 COMMON STOCK         COMMON STOCK           OWNED AND
       NAME AND ADDRESS                            OWNED(1)            PERCENTAGE           PERCENTAGE
       ----------------                            --------            ----------           ----------
       Richard E. Schaden...................      861,177(2)             27.9%                  (6)
       1415 Larimer Street
       Denver, CO  80202

       Richard F. Schaden...................      921,470(2)             29.1%                  (6)
       11870 Airport Way
       Broomfield, CO  80021

       Retail & Restaurant
       Growth Capital, L.P..................      411,177(3)             12.1%                   0
       10000 N. Central Expressway
       Suite 1060
       Dallas, TX  75231

       Brad A. Griffin......................       10,000(4)                *                   (6)

       Mark L. Bromberg.....................       14,000(4)                *                    0

       J. Eric Lawrence.....................       16,000(4)                *                    0

       Frederick H. Schaden.................       28,000(4)                *                   (6)

       John J. Todd.........................        1,000(4)                *                    0

       Steven B. Shaffer....................       27,484(5)                *                    0

       Robert W. Scanlon....................        7,459(5)                *                    0

       Sue A. Hoover........................       25,159(5)                *                    0

       Robert Elliott.......................            0                  --                    0


                                                                                          PREFERRED STOCK
                                                 COMMON STOCK         COMMON STOCK           OWNED AND
       NAME AND ADDRESS                            OWNED(1)            PERCENTAGE           PERCENTAGE
       ----------------                            --------            ----------           ----------

      Patrick E. Meyers....................       26,296(5)                *                    0

      John L. Gallivan.....................       17,718(5)                *                   (6)

      All Executive Officers and Directors
      as a Group (13 persons).............     1,954,290                 58.2%                 (6)
                                               =========                 =====                 ===


-------------------------

  *      Less than 1% of shares outstanding.

(1) The persons named in the table have sole voting power with respect to all shares of common stock shown as beneficially owned by them. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date as of which the table is presented, upon the exercise of options or warrants, or conversion of convertible securities. The record ownership of each beneficial owner is determined by assuming that options or warrants or convertible securities that are held by such person and that are exercisable or convertible within 60 days have been exercised or converted. The total outstanding shares used to calculate each beneficial owner's percentage also assumes that such options, warrants or convertible securities have been exercised or converted. Our Class A Cumulative Convertible Preferred Stock ("Class A Preferred"), Class C Cumulative Convertible Preferred Stock ("Class C Preferred") and Class E Cumulative Convertible Preferred Stock ("Class E Preferred") are currently convertible into our common stock on a 1-for-1 basis.

(2) Richard E. Schaden and Richard F. Schaden beneficially own, through a voting trust pursuant to which they are joint voting trustees, 773,667 shares of our common stock and 146,000 shares of our Class A Preferred, and 4,000 shares of our common stock owned by a family member for which the voting trust holds sole voting power. The remaining duration of the voting trust agreement is four years, subject to extension. In the table, beneficial ownership of shares, other than the 773,667 shares of common stock, have been allocated equally to each of them. Such 773,667 shares of common stock are allocated to Richard F. Schaden in the table, and he has been given a proxy to vote such shares. Richard E. Schaden has withdrawn 773,667 shares of common stock from the voting trust to use to secure a personal loan, subject, however, to an agreement to redeposit those shares into the voting trust if they are no longer necessary to secure such loan. Richard E. Schaden, individually, beneficially owns 1,084 shares of our common stock allocated to him under our 401(k) Plan, 4339 shares of our common stock held in his own name, 5,087 shares of our common stock represented by currently exercisable stock options and 2,000 shares of our common stock owned by a family member for which he holds sole voting power. Richard F. Schaden, individually, beneficially owns 34,000 shares of our Class C Preferred, 4,000 shares of our common stock represented by currently exercisable stock options and 34,803 shares of our Class E Preferred.

(3) We issued two warrants to RRGC in connection with a loan to us that has since been repaid. One is exercisable for 372,847 shares of common stock at an exercise price of $3.10, subject to adjustment in certain circumstances. The other is exercisable for 38,330 shares of common stock at an exercise price of $5.00 per share, subject to adjustment in certain circumstances.

(4) All the shares indicated as owned by Messrs. Lawrence, Bromberg and Todd may be acquired through the exercise of stock options. All the shares indicated as owned by Messrs. Frederick Schaden and Griffin may be acquired through the exercise of stock options or conversion of Class C Preferred by the holder.

(5) Steven B. Shaffer, individually and through an affiliated entity, beneficially owns 184 shares of common stock allocated to him under our 401(k) plan and 27,300 shares of our common stock. Robert W. Scanlon, individually, beneficially owns 384 shares of our common stock allocated to him under our 401(k) plan, 1,475 shares of our common stock held in his own name and 5,600 shares of our common stock represented by currently exercisable stock options. Sue A. Hoover, individually, beneficially owns 709 shares of our common stock allocated to her under our 401(k) plan, 11,873 shares of our common stock held in her own name and 12,400 shares of our common stock represented by currently exercisable stock options. Patrick E. Meyers, individually, beneficially owns 323 shares of common stock allocated to him under our 401(k) plan, 3,973 shares of our common stock held in his own name and 22,000 shares of our common stock represented by currently exercisable stock options. John L. Gallivan, individually, owns 994 shares of our common stock allocated to him under our 401(k) plan, 3,445 shares of our common stock held in his own name, 11,806 shares of our common stock represented by currently exercisable stock options and 1,473 shares of our Class E Preferred.

(6) The Company has issued and outstanding four classes of Convertible Preferred Stock, the Class A Preferred, Class C Preferred, the
         Class D Subordinated Convertible Preferred Stock (the "Class D Preferred") and Class E Preferred. There are 146,000 shares of Class A Preferred outstanding: 50% are beneficially owned by Richard F. Schaden and 50% are beneficially owned by Richard E. Schaden. There are 167,000 shares of Class C Preferred outstanding: 34,000 shares or 20.4% are held by Richard F. Schaden, 5,000 shares or 2.7% are held by Brad A. Griffin and 2,000 shares or 1.1% are held by Frederick H. Schaden. There are 3,000 shares of Class D Preferred outstanding. There are 59,480 shares of Class E Preferred outstanding: 34,803 shares or 59% are held by Richard F. Schaden and 1,473 shares or 2.5% are held by John L. Gallivan. Among all executive officers and directors as a group, the following preferred shares are beneficially owned: 100% of the Class A Preferred, 41,000 shares or 24.2% of the Class C Preferred and 36,276 shares or 61% of the Class E Preferred. None of these classes of preferred stock are publicly traded or registered under Section 12(b) or 12(g) of the Exchange Act.

7.       FEES AND EXPENSES

         The following is an estimate of expenses incurred or to be incurred in connection with the Offer. Also see "The Tender Offer--Fees and Expenses."


         Legal Fees....................................................          $       200,000
         Printing and Mailing..........................................                   50,000
         Filing Fees...................................................                    5,000
         Investment Banker's Fees......................................                  800,000
         Levine Leichtman Capital Partners Fees........................                  800,000
         Miscellaneous.................................................                  245,000
                                                                                 ---------------
                  TOTAL................................................          $     2,100,000
                                                                                 ===============

                                THE TENDER OFFER

1.       TERMS OF THE OFFER; EXPIRATION DATE

         Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), we will purchase all outstanding shares of common stock as are validly tendered prior to the Expiration Date (as defined below) and not withdrawn as permitted by "The Tender Offer--Withdrawal Rights" at a price of $8.00 per Share (the Purchase Price, net to the seller in cash, without interest thereon. The term "Expiration Date" means 12:00 midnight, New York City time, on December 11, 2000 unless and until the Company, in its sole discretion shall have extended the period during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Company, shall expire.

         We expressly reserve the right, in our sole discretion, at any time and from time to time, to extend for any reason the period of time during which the Offer is open, including the occurrence of any of the conditions specified in "The Tender Offer--Certain Conditions of the Offer," by giving oral or written notice of such extension to the Depositary. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the rights of a tendering stockholder to withdraw such stockholder's Shares. See "The Tender Offer--Withdrawal Rights."

         Subject to the applicable regulations of the Securities and Exchange Commission (the "Commission"), we also expressly reserve the right, in our sole discretion, at any time and from time to time, (i) to delay acceptance for payment of, or, regardless of whether such Shares were theretofore accepted for payment, payment for, any Shares, pending receipt of any regulatory approval specified in "The Tender Offer--Certain Legal Matters and Regulatory Approvals,"
(ii) to terminate the Offer and not accept for payment any Shares upon the occurrence of any of the conditions specified in "The Tender Offer--Certain Conditions of the Offer," and (iii) to waive any condition or otherwise amend the Offer in any respect, by giving oral or written notice of such delay, termination, waiver or amendment to the Depositary and by making a public announcement thereof. We acknowledge that (i) Rule 13e-4(f) under the Exchange Act requires us to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer and (ii) we may not delay acceptance for payment of, or payment for (except as provided in clause
(i) of the first sentence of this paragraph), any Shares upon the occurrence of any of the conditions specified in "The Tender Offer--Certain Conditions of the Offer" without extending the period of time during which the Offer is open.

         Any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 13e-3(e)(2), 13e-4(e)(2) and 13e-4(f) under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which we may choose to make any public announcement, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service or other national business wire service.

         If we make a material change in the terms of the Offer or other information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-3(e)(2), 13e-4(e)(2) and 13e-4(f) under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in the percentage of securities sought, will depend on the facts and circumstances then existing, including the relative materiality of the changed terms or information. With respect to a change in price or a change in the percentage of securities sought, a minimum period of ten business days is generally required to allow for adequate dissemination to stockholders and investor response.

         If, prior to the Expiration Date, we should decide to decrease the number of Shares being sought or to increase or decrease the consideration being offered in the Offer, such decrease in the number of Shares being sought or such increase or decrease in the consideration being offered will be applicable to all stockholders whose Shares are accepted for payment pursuant to the Offer, and, if at the time notice of any such decrease in the number of Shares being sought or such increase or decrease in the consideration being offered is first published, sent or given to holders of such Shares, the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from and including the date that such notice is first so published, sent or given, the Offer will be extended at least until the expiration of such ten business day period. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

         This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on our stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

2.       ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES

         Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), we will accept for payment and pay for (and thereby purchase) Shares properly tendered and not properly withdrawn prior to the Expiration Date. For purposes of the Offer, we will be deemed to have accepted for payment (and therefore purchased) Shares that are properly tendered and not properly withdrawn only when and if we give written notice to the Depositary of our acceptance of the Shares for payment pursuant to the Offer. Subject to applicable rules of the Commission, we expressly reserve the right to delay acceptance for payment of, or payment for, Shares pending receipt of any regulatory approvals specified in "The Tender Offer--Certain Legal Matters and Regulatory Approvals" or in order to comply in whole or in part with any other applicable law.

         In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the "Share Certificates") or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in "The Tender Offer--Procedures for Accepting the Offer and Tendering Shares," (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined below) in lieu of the Letter of Transmittal, and (iii) any other documents required under the Letter of Transmittal.

         For purposes of the Offer, we will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn as, if and when we give oral or written notice to the Depositary of our acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from us and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. Under no circumstances will interest on the purchase price for Shares be paid, regardless of any delay in making such payment.

         Certificates for all Shares tendered and not purchased will be returned (or, in the case of Shares tendered by book-entry transfer, will be credited to the account maintained with the Book-Entry Transfer Facility by the participant therein who so delivered the Shares) to the tendering stockholder at our expense as promptly as practicable after the Expiration Date or termination of the Offer without expense to the tendering stockholders. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE BE PAID BY US BY REASON OF ANY DELAY IN MAKING PAYMENT. In addition, if certain events occur, we may not be obligated to purchase Shares pursuant to the Offer. See "The Tender Offer--Procedures for Accepting the Offer and Tendering Shares" and "--Certain Conditions of the Offer."

         We will pay all stock transfer taxes, if any, payable upon the transfer to us of Shares purchased pursuant to the Offer. If, however, payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased Shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the Purchase Price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption therefrom, is submitted. See Instruction 6 of the Letter of Transmittal.

         If, prior to the Expiration Date, we shall increase the consideration offered to any holders of Shares pursuant to the Offer, such increased consideration will be paid to all holders of Shares that are purchased pursuant to the Offer, whether or not such Shares were tendered prior to such increase in consideration.

         We reserve the right to transfer or assign, in whole or from time to time in part, to one or more of our affiliates, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transferor assignment will not relieve us of our obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3.       PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES

         In order for a holder of Shares validly to tender Shares pursuant to the Offer, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message (as defined below) in lieu of the Letter of Transmittal) and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either (i) the Share Certificates evidencing tendered Shares must be received by the Depositary at such address or such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary (including an Agent's Message if the tendering stockholder has not delivered a Letter of Transmittal), in each case prior to the Expiration Date, or (ii) the tendering stockholder must comply with the guaranteed delivery procedures described below. The term "Agent's Message" means a message, transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such book-entry confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce such agreement against such participant.

         STOCKHOLDERS WHO HOLD SHARES THROUGH BROKERS OR BANKS ARE URGED TO CONSULT THE BROKERS OR BANKS TO DETERMINE WHETHER TRANSACTION COSTS ARE APPLICABLE IF STOCKHOLDERS TENDER SHARES THROUGH THE BROKERS OR BANKS AND NOT DIRECTLY TO THE DEPOSITARY.

         THE METHOD OF DELIVERY OF SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH ANY BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

         BOOK-ENTRY TRANSFER. The Depositary will establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of such Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing such Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at such Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at a Book-Entry Transfer Facility, either the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedure described below. DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

         SIGNATURE GUARANTEES. Signatures on all Letters of Transmittal must be guaranteed by a firm that is a member of the Medallion Signature Guarantee Program, or by any other "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing referred to as an "Eligible Institution"), except in cases where Shares are tendered (i) by a registered holder of Shares who has not completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. If a Share Certificate is registered in the name of a person other than the signer of the

Letter of Transmittal, or if payment is to be returned, to a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

         GUARANTEED DELIVERY. If a stockholder desires to tender Shares pursuant to the Offer and the Share Certificates evidencing such stockholder's Shares are not immediately available or such stockholder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the Expiration Date, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered, provided that all the following conditions are satisfied:

         (a) such tender is made by or through an Eligible Institution;

         (b) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by us, is received prior to the Expiration Date by the Depositary as provided below; and

         (c) the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message, in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal are received by the Depositary within three Nasdaq trading days after the date of execution of such Notice of Guaranteed Delivery.

         The Notice of Guaranteed Delivery may be delivered by hand or mail or transmitted by telegram or facsimile transmission to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery made available by us.

         In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of the Share Certificates evidencing such Shares, or a Book-Entry Confirmation of the delivery of such Shares, and the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, and any other documents required by the Letter of Transmittal.

         DETERMINATION OF VALIDITY. All questions as to the number of Shares to be accepted, the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us in our sole discretion, which determination shall be final and binding on all parties. We reserve the absolute right to reject any and all tenders determined by us not to be in proper form or the acceptance for payment of which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any condition of the Offer or any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of the Company, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

         LOST, DESTROYED OR STOLEN CERTIFICATES. If any certificates for the Shares have been lost, destroyed or stolen, stockholders should contact the Company's Transfer Agent, Computershare Trust Company Inc., at (303) 986-5400 immediately. In such event, the Transfer Agent will forward additional documentation necessary to be completed in order to surrender effectively such lost, destroyed or stolen certificates. The Letter of Transmittal and related documents cannot be processed until the procedures for replacing lost, destroyed or stolen certificates have been followed.

         OTHER REQUIREMENTS. By executing the Letter of Transmittal as set forth above, a tendering stockholder irrevocably appoints our designees as such stockholder's proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by us (and with respect to any and all Shares or other securities issued or issuable in respect of such Shares on or after November 13, 2000). All such proxies shall be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, we accept such Shares for payment. Upon such acceptance for payment, all prior proxies given by such stockholder with respect to such Shares (and such other Shares and securities) will be revoked without further action, and no subsequent proxies may be given or any subsequent written consent executed by such stockholder (and, if given or executed, will not be deemed to be effective) with respect thereto. Our designees will, with respect to the Shares for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper at any annual or special meeting of our stockholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise.

         TO PREVENT BACKUP FEDERAL INCOME TAX WITHHOLDING WITH RESPECT TO PAYMENT TO CERTAIN STOCKHOLDERS OF THE PURCHASE PRICE OF SHARES PURCHASED PURSUANT TO THE OFFER, EACH SUCH STOCKHOLDER MUST PROVIDE THE DEPOSITARY WITH SUCH STOCKHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND CERTIFY THAT SUCH STOCKHOLDER IS NOT SUBJECT TO BACKUP FEDERAL INCOME TAX WITHHOLDING BY COMPLETING THE SUBSTITUTE FORM W-9 IN THE LETTER OF TRANSMITTAL. IF BACKUP WITHHOLDING APPLIES WITH RESPECT TO A STOCKHOLDER, THE DEPOSITARY IS REQUIRED TO WITHHOLD 31% OF ANY PAYMENTS MADE TO SUCH STOCKHOLDER. SEE INSTRUCTION 11 OF THE LETTER OF TRANSMITTAL.

         TENDERING STOCKHOLDER'S REPRESENTATION AND WARRANTY THAT OUR ACCEPTANCE CONSTITUTES AN AGREEMENT. A tender of Shares pursuant to any of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the Offer, as well as the tendering stockholder's representation and warranty to us that (a) the stockholder has a "net long position" (as defined in Rule 14e-4 promulgated by the Commission under the Exchange Act) in the Shares or equivalent securities at least equal to the Shares tendered within the meaning of Rule 14e-4 and (b) the tender of Shares complies with Rule 14e-4. It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender Shares for that person's own account unless, at the time of tender (including any extensions thereof), the person so tendering (i) has a net long position equal to or greater than the amount of (x) Shares tendered or (y) other securities immediately convertible into or exchangeable or exercisable for the Shares tendered and will acquire the Shares for tender by conversion, exchange or exercise and (ii) will deliver or cause to be delivered the Shares in accordance with the terms of the Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. Our acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and the Company upon the terms and conditions of the Offer.

         CERTIFICATES FOR SHARES, TOGETHER WITH A PROPERLY COMPLETED LETTER OF TRANSMITTAL AND ANY OTHER DOCUMENTS REQUIRED BY THE LETTER OF TRANSMITTAL, MUST BE DELIVERED TO THE DEPOSITARY AND NOT TO US. ANY SUCH DOCUMENTS DELIVERED TO US WILL NOT BE FORWARDED TO THE DEPOSITARY AND THEREFORE WILL NOT BE DEEMED TO BE PROPERLY TENDERED.

4.       WITHDRAWAL RIGHTS

         Tenders of Shares made pursuant to the Offer are irrevocable except that such Shares may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by us pursuant to the Offer, may also be withdrawn at any time after January 10, 2001. If we extend the Offer, are delayed in our acceptance for payment of Shares or are unable to accept Shares for payment pursuant to the Offer, the Depositary may, nevertheless, on behalf of the Company, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this Section 4.

         For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in the "The Tender Offer--Procedures for Accepting the Offer and Tendering Shares," any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

         All questions as to the form and validity (including the time of receipt) of any notice of withdrawal will be determined by us, in our sole discretion, whose determination will be final and binding. None of the Company, the Dealer Manager, Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

         Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in "The Tender Offer--Procedures for Accepting the Offer and Tendering Shares."

5.       CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         Sales of Shares by stockholders pursuant to the Offer will be taxable transactions for federal income tax purposes and in all likelihood will also be taxable transactions under applicable state, local, foreign and other tax laws. The federal income tax consequences to a stockholder may vary depending on the stockholder's particular facts and circumstances.

         Under section 302 of the Internal Revenue Code of 1986, as amended (the "Code"), a sale of Shares pursuant to the Offer will, as a general rule, be treated as a sale or exchange if the receipt of cash upon such sale (a) is "substantially disproportionate" with respect to the stockholder, (b) results in a "complete redemption" of the stockholder's interest in the Company, or (c) is "not essentially equivalent to a dividend" with respect to the stockholder. If any one of the three tests is satisfied, a tendering stockholder will recognize gain or loss equal to the difference between the amount of cash received by the stockholder pursuant to the Offer and the stockholder's tax basis in the Shares sold pursuant to the Offer. Recognized gain or loss will be capital gain or loss, provided the Shares are held as capital assets, which will be long-term capital gain or loss if the Shares have been held for more than one year at the time cash is received in the Offer.

         Net capital gain recognized by an individual upon the sale of, or otherwise attributable to, a capital asset that has been held for more than one year will generally be subject to federal tax at a rate not to exceed 20%. Capital gain recognized from the sale of, or otherwise attributable to, a capital asset held for one year or less will be subject to federal tax at the ordinary income tax rates. In addition, capital gain recognized by a corporate taxpayer will continue to be subject to federal tax at the ordinary income tax rates applicable to corporations. The deductibility of capital losses is subject to certain limitations. State, local, foreign and other taxing jurisdictions may impose tax in addition to federal tax.

         In determining whether any of the tests under section 302 of the Code are satisfied, stockholders must take into account not only the shares of common stock they actually own, but also any shares of common stock they are deemed to own pursuant to the constructive ownership rules of section 318 of the Code. Pursuant to those constructive ownership rules, a stockholder is deemed to own common stock actually owned, and in some cases constructively owned, by certain related individuals or entities, and any common stock that the stockholder has the right to acquire by exercise of an option or by conversion or exchange of a security.

         The receipt of cash will be "substantially disproportionate" with respect to a stockholder if, among other things, the percentage of the outstanding common stock actually and constructively owned by the stockholder immediately following the sale of Shares pursuant to the Offer (treating as no longer outstanding all Shares purchased pursuant to the Offer) is less than 80% of the percentage of the outstanding common stock actually and constructively owned by such stockholder immediately before the sale of Shares pursuant to the Offer (treating as outstanding all Shares purchased pursuant to the Offer). Stockholders should consult their tax advisors with respect to the application of the "substantially disproportionate" test to their particular facts and circumstances. The "substantially disproportionate" test presumes that immediately after the redemption the stockholder owns less than 50% of the total combined voting power of all shares of stock entitled to vote.

         The receipt of cash by a stockholder will result in a "complete redemption" of the stockholder's interest in us if either (a) all the common stock actually and constructively owned by the stockholder is sold pursuant to the Offer or otherwise or (b) all the common stock actually owned by the stockholder is sold pursuant to the Offer or otherwise and the stockholder is eligible to waive and does effectively waive attribution of all common stock constructively owned by the stockholder in accordance with section 302(c) of the Code. Reacquisition of common stock may jeopardize the waiver and favorable tax treatment provided under the complete redemption test.

         Even if the receipt of cash by a stockholder fails to satisfy the "substantially disproportionate" test or the "complete redemption" test, such stockholder may nevertheless satisfy the "not essentially equivalent to a dividend" test if the stockholder's sale of Shares pursuant to the Offer results in a "meaningful reduction" in the stockholder's proportionate interest in the Company after taking into account the attribution rules of section 318 of the Code. Whether the receipt of cash by a stockholder will be "not essentially equivalent to a dividend" will depend on the individual stockholder's facts and circumstances. In certain circumstances, even a small reduction in a stockholder's proportionate interest may satisfy this test. For example, the Internal Revenue Service ("IRS") has indicated in a published ruling that a 3.3% reduction in the proportionate interest of a small minority (substantially less than 1%) stockholder in a publicly held corporation who exercises no control over corporate affairs constitutes such a "meaningful reduction." Stockholders expecting to rely on the "not essentially equivalent to a dividend" test should, therefore, consult their tax advisors as to its application in their particular situations.

         If none of the three tests under section 302 of the Code are satisfied, then, to the extent the Company has sufficient earnings and profits (taking into account current and accumulated earnings and profits), the tendering stockholder will be treated as having received a dividend includible in gross income (and treated as ordinary income) in an amount equal to the entire amount of cash received by the stockholder pursuant to the Offer (without regard to gain or loss, if any).

         In the case of a corporate stockholder, if the cash paid is treated as a dividend, the dividend income may be eligible for the 70% dividends-received deduction. The dividends-received deduction is subject to certain limitations, and may not be available if the corporate stockholder does not satisfy certain holding period requirements with respect to the Shares or if the Shares are treated as "debt financed portfolio stock" within the meaning of section 246A(c) of the Code. Generally, if a dividends-received deduction is available, it is expected that the dividend will be treated as an "extraordinary dividend" under section 1059(a) of the Code, in which case such corporate stockholder's tax basis in Shares retained by such stockholder would be reduced, but not below zero, by the amount of the nontaxed portion of the dividend. Any amount of the nontaxed portion of the dividend in excess of the stockholder's basis will generally be treated as capital gain and will be recognized in the taxable year in which the extraordinary dividend is received. If a redemption of Shares from a corporate stockholder pursuant to the Offer is treated as a dividend as a result of the stockholder's constructive ownership of other common stock that it has an option or other right to acquire, the portion of the extraordinary dividend not otherwise taxed because of the dividends-received deduction would reduce the stockholder's adjusted tax basis only in its Shares sold pursuant to the Offer, and any excess of such non-taxed portion over such basis would be currently taxable as gain on the sale of such Shares. Corporate stockholders should consult their tax advisors as to the availability of the dividends-received deduction and the application of section 1059 of the Code.

         "Backup withholding" at a rate of 31% will apply to payments made to stockholders pursuant to the Offer unless the stockholder has furnished its taxpayer identification number in the manner prescribed in applicable Treasury regulations, has certified that such number is correct, has certified as to no loss of exemption from backup withholding and meets certain other conditions. Any amounts withheld from a holder of Shares under the backup withholding rules generally will be allowed as a refund or a credit against such stockholder's United States federal income tax liability, provided the required information is furnished to the IRS. The foregoing discussion may not apply to Shares acquired pursuant to certain compensation arrangements with the Company.

         THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED ON THE FEDERAL INCOME TAX LAW NOW IN EFFECT, WHICH IS SUBJECT TO CHANGE, POSSIBLY RETROACTIVELY. THE TAX CONSEQUENCES OF A SALE PURSUANT TO THE OFFER MAY VARY DEPENDING ON, AMONG OTHER THINGS, THE PARTICULAR CIRCUMSTANCES OF THE TENDERING STOCKHOLDER. NO INFORMATION IS PROVIDED HEREIN AS TO THE STATE, LOCAL OR FOREIGN TAX CONSEQUENCES OF THE TRANSACTION CONTEMPLATED BY THE OFFER. STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF SALES MADE BY THEM PURSUANT TO THE OFFER AND THE EFFECT OF THE CONSTRUCTIVE STOCK OWNERSHIP RULES MENTIONED ABOVE.

6.       PRICE RANGE OF SHARES; DIVIDENDS; STOCK REPURCHASES

         Our common stock is traded on the Nasdaq SmallCap Market under the symbol "QUIZ." The following table shows high asked, low bid and close price information for each quarter in the last two fiscal years as reported by Prophet Information Services, Inc., a provider of online historical stock price data for all major U.S. securities markets. Such quotations reflect inter-dealer prices, without retail mark-ups, markdowns or commissions, and may not necessarily represent actual transactions.


                                                                 PERIOD ENDED SEPTEMBER 30, 1999
                                                                       (NINE MONTHS ONLY)
                                                         -------------------------------------------------
                                                         HIGH                  LOW                 CLOSE
                                                         -----------  --------------------  --------------
        First Quarter.........................          $ 7.75               $ 6.88              $   6.88
        Second Quarter........................            7.75                 6.50                  7.25
        Third Quarter.........................            9.50                 6.94                  7.88

                                                              FISCAL YEAR ENDED SEPTEMBER 30, 2000
                                                         -------------------------------------------------
                                                         HIGH                  LOW                 CLOSE
                                                         -----------  --------------------  --------------
        First Quarter.........................          $ 9.00               $ 7.25               $  7.38
        Second Quarter........................            7.94                 5.88                  7.94
        Third Quarter.........................            8.00                 5.88                  7.00
        Fourth Quarter........................            7.38                 5.88                  6.44

                                                              FISCAL YEAR ENDED SEPTEMBER 30, 2001
                                                         -------------------------------------------------
                                                         HIGH                  LOW                 CLOSE
                                                         -----------  --------------------  --------------
        First Quarter
           (through November 9, 2000)........           $ 7.375              $ 6.25               $  6.75

         There were 154 holders of record (and approximately 800 estimated nonrecord beneficial owners) of our common stock as of October 13, 2000. The first number includes stockholders of record who hold stock for the benefit of others.

         On November 9, 2000, the last day the Shares were traded prior to the announcement of the Offer, the last reported sales price per Share as reported on Nasdaq was $6.75.

         We have not declared or paid any dividends on the Shares since our inception. We do not anticipate paying cash dividends on the Shares in the foreseeable future. We intend to retain future earnings to finance our operations and to fund the growth of the business. Any payment of future dividends will be at the discretion of our Board of Directors and will depend on, among other things, our earnings, financial condition, capital requirements, level of indebtedness, contractual restrictions with respect to the payment of dividends and other factors that our Board of Directors deems relevant.

         Between October 1, 1999 and September 30, 2000, we repurchased approximately 144,005 Shares on the open market. The prices at which Shares were repurchased ranged from $6.03 to $8.875, and the average price per repurchased Share was $8.38.

7.       CERTAIN INFORMATION CONCERNING THE COMPANY

         Except as otherwise set forth herein, the information concerning the Company contained in this Offer to Purchase, including financial information, has been furnished by us.

         GENERAL. We are a Colorado corporation with our principal executive offices located at 1415 Larimer Street, Denver, Colorado 80202. Our telephone number is (720) 359-3300.

         We incorporated in Colorado in January 1991 as D&R, Inc. We changed our name to The Quizno's Franchise Corporation in April 1991 and to The Quizno's Corporation in June 1995. We do business as The Quizno's Corporation and Quizno's. In January 1991, we purchased certain assets of Quizno's America, Inc., which had operated, owned and franchised Quizno's restaurants (directly and through predecessors and affiliates) under the QUIZNO'S(R) name since 1981. We operate, and offer franchises to individuals or entities ("Franchisees") to operate, restaurants with carryout facilities that sell submarine and other sandwiches, salads, other food products and beverages, and related services ("Restaurants"). As of September 30, 2000, there were 972 Restaurants in operation in the United States and internationally, and agreements were in place for the opening of an additional 669 franchised restaurants in the United States. During the last two years, we have grown to become the third largest sub sandwich chain in the United States.

         Additionally, we offer franchises for area director marketing businesses in which the area director ("Area Director") acts as our sales representative within a defined geographic area to solicit and identify prospective Franchisees, to assist us in locating and securing sites for Restaurants within a territory, and to provide additional support before, during and after the Restaurants open.

         We also offer master franchise rights for international markets, in which the master Franchisee has the right to function as a franchiser to offer and sell Restaurant franchises and area director marketing agreements using our trademarks and service marks in a defined geographic area (usually a country). We have master franchise agreements in place for Canada, the United Kingdom and other European countries, Japan, Australia, Taiwan, Mexico and multiple Central American countries. The Area Director or master Franchisee is required to open a specified number of Restaurants annually throughout the life of the area director marketing agreement or master franchise agreement.

         RECENT DEVELOPMENTS. On December 31, 1996, RRGC made a $2 million loan to the Company, a portion of which was convertible into 372,847 shares of our common stock, and with interest accrued at 12.75% per annum. If the loan were repaid before conversion, RRGC would receive a warrant to purchase the same number of shares of our common stock at $3.10 per share. On October 8, 1997, we and RRGC amended the loan agreement to provide for the conversion of $500,000 of the principal amount of the loan into 100,000 shares of our Class B Preferred Stock, reducing the outstanding principal amount of the loan to $1.5 million. The Class B Preferred Stock was non-voting, with a cumulative dividend of 12.75%. In connection with such amendment, we also issued a warrant to RRGC that granted it the right to purchase up to 42,209 shares of our common stock at $5.00 per share. Such number of shares of common stock is subject to downward adjustment if we meet certain net income and other goals. In no case will the warrant be exercisable for less than 30,041 shares of our common stock. On January 6, 1999, we paid off the loan from RRGC, issued to RRGC the warrant to purchase 372,847 shares of common stock referred to above and redeemed the Class B Preferred Stock held by RRGC.

         On November 6, 2000, RRGC agreed to sell its warrants back to the Company immediately following the expiration of the Offer. The purchase price for the warrants will be $1,953,577 in cash, which represents the product of the total number of shares subject to the warrants multiplied by the excess of the Purchase Price over the exercise price of the warrants. In addition, RRGC agreed to terminate rights it has under a stockholders agreement and investment agreement with the Company for the sum of $518,820.

         Richard F. Schaden has discussed the possibility with us of selling his Shares in the Company to us after the self tender transaction is complete. These discussions have been preliminary in nature, and we have not reached an agreement concerning any of the terms or conditions of such a sale, nor has Mr. Schaden told us whether he is certain he wishes to sell his Shares to us. We expect to continue these discussions following conclusion of the self tender transaction and, if our Board so decides, a Second-Step Transaction.

         On August 25, 2000, we formed a new wholly owned subsidiary named American Food Distributors, Inc., a Colorado corporation primarily engaged in the business of purchasing proprietary products from third-party manufacturers and then reselling those products to a distributor for use in the Restaurants ("AFD"). We plan to purchase and resell virtually all our proprietary products through AFD. We anticipate that the organization of AFD may result in certain cost efficiencies and savings that would translate to reduced product prices for our Franchisees, increased contributions to our national and regional marketing funds, and increased revenue and earnings for us. At this point, it is impossible to predict the extent of those amounts or how they will be allocated.

         Robert Elliott has entered into an employment agreement with us that terminates on January 16, 2003. His contract provides that he will serve as our Executive Vice President for Marketing. Mr. Elliott will devote his full time to company matters. His annual base salary is $180,000 in 2000, $200,000 in 2001, and $220,000 for the remainder of the term. Such amount may be adjusted from time to time by mutual agreement between Mr. Elliott and the Company. The agreement provides a $25,000 signing bonus payable on his nine month anniversary, and a second year signing bonus of $10,000 due on his second year anniversary date. The agreement provides an annual performance bonus equal to a maximum of 20% of Mr. Elliott's base salary, as well as an automobile allowance of $650.00 per month. The agreement provides that Mr. Elliott will receive options to purchase 20,000 shares of the Company's stock. He may receive additional options or be entitled to participate in other employee benefit or compensation programs as provided by us from time to time. Either party may terminate the agreement with 30 days' notice. If we terminate the agreement without cause, we are obligated to pay Mr. Elliott a severance payment equal to 6 months base salary. During the term of the agreement and for 6 months after it terminates, Mr. Elliott agrees not to work for any competitor.

         On November 12, 2000, the Board approved new employment agreements with Richard E. Schaden and Richard F. Schaden. The agreement with Richard E. Schaden has a three-year term and provides for an annual salary of $481,000. Under the agreement, Richard E. Schaden will be entitled to an annual bonus equal to four percent of the Company's earnings before interest, taxes, depreciation and amortization ("EBITDA") up to the amount of EBITDA projected in the annual budget approved by the Company's Board of Directors for that calendar year. To the extent actual EBITDA exceeds budgeted EBITDA for that calendar year, Richard
E. Schaden will be entitled to an annual bonus of twelve percent of the amount of such excess EBITDA. In the event Richard E. Schaden is terminated by the Company without cause or his employment agreement is not renewed under terms at least as favorable as exists as of the expiration date of the employment agreement, he would be entitled to termination payments equal to three years' base salary plus bonus (which bonus payment will not be less than $400,000 for each year in which the severance payment is due). Either party may terminate the agreement with 30 days' notice.

         The agreement with Richard F. Schaden has a three-year term and provides for an annual salary of $100,000. Under the agreement, Richard F. Schaden will be entitled to an annual bonus equal to two percent of the Company's EBITDA up to the amount of EBITDA projected in the annual budget approved by the Company's Board of Directors for that calendar year. To the extent actual EBITDA exceeds budgeted EBITDA for that calendar year, Richard F. Schaden will be entitled to an annual bonus of eight percent of the amount of such excess EBITDA. In the event Richard F. Schaden is terminated by the Company without cause or his employment agreement is not renewed under terms at least as favorable as exists as of the expiration date of the employment agreement, he would be entitled to termination payments equal to three years' base salary plus bonus (which bonus payment will not be less than $400,000 for each year in which the severance payment is due). Either party may terminate the agreement with 30 days' notice.

         On November 13, the Company entered into a credit facility with Levine Leichtman that provides for, among other things, the issuance of a warrant to purchase up to 14% of the Company's stock on a fully diluted basis. See "The Tender Offer--Financing of the Offer."

         Tucker Anthony, our investment banker and financial advisor, has agreed to make a personal loan to Richard E. Schaden, in the approximate amount of $2,100,000 to be secured by Mr. Schaden's shares of common stock in The Quizno's Corporation. Mr. Schaden currently has a loan with Ferris Baker Watts, Inc., which is secured by his common stock. That loan is subject to regulatory requirements with respect to margin stock. We anticipate that the Offer could result in the loan no longer complying with the margin agreement requirements and the potential loss of the collateral. The Tucker Anthony loan will replace the Ferris Baker Watts loan, and, in addition to his shares of common stock, will be secured by Mr. Schaden's personal assets, personal guaranty, and a partial guaranty by Mr. Schaden's father, Richard F. Schaden. In order to protect against the potential loss of Mr. Schaden's stock as a result of this transaction (and the potential negative effects to the Company), our Board of Directors believes it to be in the best interests of our Company to authorize a guaranty from the Company by which we assure Tucker Anthony that upon an event of a default in Mr. Schaden's loan, the Company will be responsible for the principal and interest on the loan. The guaranty would supplement the collateral and other guaranties. We will enter into a reimbursement agreement with Mr. Schaden which will require Mr. Schaden to reimburse us for any expenses or losses suffered by us in connection with the guaranty. We do not expect to incur any such expenses or losses, as the guaranty would only be drawn against by Tucker Anthony if (a) Mr. Schaden's shares of common stock became insufficient collateral (in combination with Mr. Schaden's other collateral and the guaranties described above) and (b) Mr. Schaden defaulted on his payment obligations under the loan.

         This transaction is a conflicting interest transaction under Section 7-108-501 of the CBCA. That statute requires that the Board of Directors provide 10 days written notice of such a proposed authorization of such a loan or guaranty by the Corporation of any obligation of a director of the Corporation. The Board of Directors has provided such written notice contemporaneously with the delivery of the Offer to Purchase. This written Notice states that the Board of Directors will consider the authorization of such a guaranty eleven days after the date of the Notice. The Board of Directors is expected to approve the transaction. If the transaction is approved, the Company will be obligated on a guaranty addressed to Tucker Anthony.

         FINANCIAL INFORMATION. Set forth below is certain summary financial information relating to us for the periods indicated. In late 1999, we changed our fiscal year from December 31 to September 30;. therefore, all references to the year or period ended September 30 relate to the nine months ended September 30, 1999. The summary financial information (other than the ratio of earnings to fixed charges and book value per share) set forth for the years ended December 31, 1998 and September 30, 1999 has been excerpted or derived from the audited financial statements contained in our Annual Report on Form 10-KSB for the year ended September 30, 1999 (the "Form 10-KSB"). The summary financial information (other than the ratio of earnings to fixed charges and book value per share) set forth below for the nine months ended June 30, 1999 and June 30, 2000 has been excerpted or derived from the unaudited financial statements set forth in our Quarterly Report on Form 10-QSB for the quarter ended June 30, 2000 (the "Form 10-QSB"). The financial information for the nine months ended June 30, 1999 and June 30, 2000 has not been audited and, in the opinion of management, reflects all adjustments (consisting of normal recurring adjustments) that are necessary for a fair presentation of such information. Results for the nine-month periods are not necessarily indicative of results for the full year. More comprehensive financial information is included in the Form 10-KSB, the Form 10-QSB and other documents filed by us with the Commission. The financial information that follows is qualified in its entirety by reference to such reports and other documents, which are incorporated herein by reference, including the financial statements and related notes contained therein. Our Form 10-KSB, Form 10-QSB and other documents may be examined and copies may be obtained from the offices of the Commission in the manner set forth below under "Available Information."

                          SUMMARY FINANCIAL INFORMATION

                                                               AS AND FOR THE                     AS AND FOR THE
                                                       --------------------------------     --------------------------
                                                        12 MONTHS           9 MONTHS                 9 MONTHS
                                                          ENDED               ENDED                   ENDED
                                                       DECEMBER 31,       SEPTEMBER 30,              JUNE 30,
                                                       ------------      --------------     --------------------------
                      TITLE                                1998               1999              1999           2000
-------------------------------------------------      ------------      --------------     -------------  -----------
                                                               (Dollars in thousands, except per share data)
Earnings Statement Data:
  Total revenue..................................      $ 20,737            $ 20,948         $ 20,472      $ 29,769
  Income from franchise operations...............         1,946               2,350            2,305         3,959
  Income from Company store operations...........           561                 535              465           889
  Other income (expense).........................        (1,763)               (797)            (825)       (3,409)
  Earnings before income taxes...................           744               2,088            1,946         1,438
  Earnings before cumulative effect
     of changed accounting principle.............           892               1,242            1,567           823
  Net earnings (loss)............................           892              (1,527)           1,483           823
  Earnings per share:
     Basic, before cumulative effect
       of change in  accounting principle........          0.30                0.40             0.51          0.27
     Basic, after cumulative effect
       of change in accounting principle.........          0.30               (0.50)            0.48          0.27
     Diluted, before cumulative effect
       of change in accounting principle.........          0.26                0.35             0.44          0.24
     Diluted, after cumulative effect
       of change in accounting principle.........          0.26               (0.55)            0.42          0.24
 Balance Sheet Data:
  Working capital................................         2,687               4,871            6,146         4,861
  Total assets...................................        13,790              21,775           18,378        37,881
  Long-term and subordinated debt................         2,710               3,323            3,449        17,408
  Deferred revenue...............................         4,782              13,722            8,000        14,699
  Stockholders' equity...........................         4,096               2,114            4,728         2,569
Other Data:
  Book value per common share....................          1.34                0.69             1.54          0.85
  Ratio of earnings to fixed charges.............           3.2                 9.7              8.9           2.0

         SUMMARY UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION. The following unaudited pro forma condensed financial information and explanatory notes give effect to the Offer and are based on the estimates and assumptions set forth in the notes to such statements. This pro forma information has been prepared using the historical financial statements of the Company and should be read in conjunction with the historical financial statements and notes thereto included in the Form 10-KSB and the Form 10-QSB.

         The pro forma condensed balance sheet information gives effect to the Offer as if it had occurred on September 30, 2000. The pro forma condensed statement of earnings for the year ended December 31, 1999 and for the nine months ended September 30, 2000 gives effect to the Offer as if it had occurred on December 31, 1999 and September 30, 2000, respectively. The pro forma condensed financial data may not be indicative of actual results that would have been achieved if the Offer had occurred on the dates indicated or the results that may be realized in the future.

                                               NINE MONTHS ENDED SEPTEMBER 30, 1999        NINE MONTHS ENDED JUNE 30, 2000
                                                             PRO FORMA                                PRO FORMA
                                           -----------------------------------------    ------------------------------------
                                           HISTORICAL    ADJUSTMENTS      PRO FORMA     HISTORICAL   ADJUSTMENTS   PRO FORMA
                                           ----------- --------------- -------------    ----------- ------------- ----------
                                                                (Dollars in thousands, except per share data)
Pro Forma Condensed Statement of
Earnings:
  Income from franchise operations......   $   2,350   $     --       $     2,350     $  3,959     $    --       $ 3,959
  Income from Company store
     operations.........................         535                          535          889          --           889
  Interest expense......................        (241)    (1,396)  3        (1,637)      (1,393)    $(1,396)   3   (2,789)
  Depreciation and amortization.........        (921)      (210)  4        (1,131)      (1,437)       (210)   4   (1,647)
  Other income (expense)................         365                          365         (579)         --          (579)
                                         -----------------------     ----------------------------------------   --------------
  Earnings before income taxes..........       2,088     (1,606)              482        1,439      (1,606)         (167)
  Income taxes..........................        (722)       556   7          (166)        (483)        594    7      111
                                         -----------------------     ----------------------------------------   --------------
  Earnings before preferred dividends
     and cumulative effect of changes
     in accounting principle............       1,366     (1,050)              316          956      (1,012)          (56)
  Preferred stock dividends.............        (124)       124   1            --         (132)        132    1       --
                                         -----------------------     ----------------------------------------   --------------
  Earnings before cumulative effect of
     changes in accounting principle....       1,242       (926)              316          824        (880)          (56)
  Cumulative effect of changes in
     accounting principle...............      (2,770)        --            (2,770)          --          --            --
                                         -----------------------     ----------------------------------------   --------------
  Net earnings (loss) applicable to
     common stockholders................   $  (1,528)  $   (926)       $    (2454)      $  824     $  (880)      $   (56)
                                         =======================     ========================================   ==============
  Weighted average shares outstanding:
     Basic..............................       3,061                        1,552        2,998                     1,552
     Diluted............................       3,817                        2,312        3,567                     2,251


  Earnings per share:
   Basic, before cumulative effect of
     change in accounting principle....... $    0.40                   $     0.20       $ 0.27                   $ (0.08)
   Basic, after cumulative effect of
     change in accounting principle....... $   (0.50)                  $    (1.58)      $ 0.27                   $ (0.04)
   Diluted, before cumulative effect
     of change in accounting principle.... $    0.35                   $     0.14       $ 0.24                   $ (0.02)
   Diluted, before cumulative effect
     of change in accounting principle.....$   (0.55                   $    (1.06)      $ 0.24                   $ (0.02)
   Ratio of earnings to fixed charges (5)        9.7                          1.3          2.0                       0.9



                                                       SEPTEMBER 30, 1999                                 JUNE 30, 2000
                                                            PRO FORMA                                       PRO FORMA
                                          -----------------------------------------------------------------------------------
                                          HISTORICAL   ADJUSTMENTS    PRO FORMA      HISTORICAL      ADJUSTMENTS   PRO FORMA
                                          ----------- ------------- ------------- -------------- ---------------- -----------
                                                                (Dollars in thousands, except per share data)
Pro Forma Condensed Balance Sheet at
June 30, 2000:
   Assets
   Current Assets:

  Cash and short-term investments.......   $  4,891    $(6,200)   3  $   (1,309)      $    5,902   $  (6,200)   3    $  (298)
     Accounts & current portion of
       notes receivable.................      1,567                       1,567            2,975          --           2,975
     Other current assets...............      1,585                       1,585              644          --             644
                                         -----------------------    -----------       -----------------------        -------
     Total current assets...............      8,043     (6,200)           1,843            9,521      (6,200)          3,321
   Property and equipment, net..........      4,804                       4,804           11,423          --          11,423
   Intangible and deferred assets.......      3,389      1,400    4       4,789            7,606       1,400    4      9,006
  Deferred tax asset....................      3,507         --            3,507            3,546          --           3,546
  Other assets..........................      2,031         --            2,031            5,786          --           5,786
  Total assets..........................   $ 21,774   $ (4,800)      $   16,974        $  37,882   $  (4,800)        $33,082
                                           ====================      ===========       =======================       ========
  Liabilities and Stockholders' Equity
    Current Liabilities:................
     Accounts payable and accrued
       liabilities......................  $  2,615    $     --       $    2,615       $    3,205   $      --         $ 3,205
     Current portion of long-term
       obligations......................       556                          556            1,455                       1,455
                                         -----------------------     -----------    ---------------------------    ----------
     Total current liabilities..........     3,171          --            3,171            4,660          --           4,660
  Line of credit........................       --                            --               --                          --
  Long-term obligations.................     1,269                        1,269           15,954                      15,954
     Subordinated debt..................     1,499      12,000    3      13,499               --      12,000    3     12,000
     Deferred revenue...................    13,722          --           13,722           14,699          --          14,699
                                         -----------------------    -----------     ---------------------------    ----------
  Total liabilities.....................    19,661      12,000           31,661           35,313      12,000    3     47,313
  Stockholders' Equity..................     2,113     (16,800) 1, 2    (14,687)           2,569     (16,800)  1, 2  (14,231)
                                         -----------------------    -----------     ---------------------------    ----------
  Total liabilities and stockholders'
    equity..............................  $ 21,774    $ (4,800)      $   16,974       $   37,882   $  (4,800)        $33,082
                                         =======================    ============    ===========================    ==========

  Working capital.......................  $  4,872                   $   (1,328)      $    4,861                     $(1,339)
  Total debt............................  $  3,324                   $   15,324       $   17,409                     $29,409
  Book value per common share (6).......  $   0.69                   $    (9.46)      $     0.85                     $ (9.17)


-------------------------

(1) Reflects the purchase of 2.3 million common shares, options, warrants and preferred shares for $8 each, less $2.8 million proceeds from the exercise price of options and warrants, and the payment of $520,000 for the cancellation of a warrant put option.

(2) Reflects transaction costs incurred in connection with the Offer of $2,100,000, of which $700,000 relates to the cost of the shares purchased and $1,400,000 relates to the financing.

(3) The cost of the shares and the transaction costs are assumed to be financed with $12,000,000 in new subordinated debt at 13.25%, and $6,200,000 from available cash.

(4) The transaction costs associated with the --financing--$1,400,000-- are recorded as deferred financing costs under "Intangible and deferred assets" and are being amortized over 60 months.

(5) For purposes of calculation, the ratio of earnings to fixed charges--"earnings"--consists of earnings before income taxes, preferred stock dividends, cumulative effect of changes in accounting principle and interest expense. "Fixed charges" consist of interest expense.

(6) Book value per share is calculated as total stockholders' equity divided by the number of shares outstanding at the end of the period, giving effect in the case of the pro forma amounts to the shares repurchased as contemplated herein.

(7) The pro forma adjustment for income taxes represents federal and state income taxes at a combined effective tax rate of 34.6% for the nine months ended September 30, 1999 and 37.0% for the nine months ended June 30, 2000.

         AVAILABLE INFORMATION. We are subject to the informational filing requirements of the Exchange Act and, in accordance therewith, are required to file periodic reports, proxy statements and other information with the Commission relating to our business, financial condition and other matters. Information as of particular dates concerning our directors and officers, their remuneration, stock options granted to them, the principal holders of our securities and any material interest of such persons in transactions with us is required to be disclosed in proxy statements distributed to our stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and also should be available for inspection at the Commission's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048, and the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may also be obtained by mail, upon payment of the Commission's customary fees, by writing to its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. These materials filed by us with the Commission are also available at the website of the Commission at http://www.sec.gov.

         CERTAIN ESTIMATES PREPARED BY US. In October, 2000, our management provided the Schaden Stockholders and Tucker Anthony with certain information about the Company that is not publicly available. The information provided included financial projections that contain, among other things, the financial information set forth below. We do not, as a matter of course, publicly disclose forward-looking information (such as the financial projections referred to above) as to future revenues, earnings or other financial information. Projections of this type are based on estimates and assumptions that are inherently subject to significant economic, industry and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond our control. Accordingly, there can be no assurance that the projected results would be realized or that actual results would not be significantly higher or lower than those projected. In addition, these projections were prepared by us solely for internal use and not for publication or with a view to complying with the published guidelines of the Commission regarding projections or with guidelines established by the American Institute of Certified Public Accountants for prospective financial statements and are included in this Offer to Purchase only because they were furnished to the Schaden Stockholders and Tucker Anthony. The financial projections necessarily make numerous assumptions with respect to industry performance, general business and economic conditions, access to markets and distribution channels, availability and pricing of raw materials and other matters, all of which are inherently subject to significant uncertainties and contingencies and many of which are beyond our control. One cannot predict whether the assumptions made in preparing the financial projections will be accurate, and actual results may be materially higher or lower than those contained in the projections. The inclusion of this forward-looking information should not be regarded as fact or an indication that we, the Schaden Stockholders or anyone who received this information considered it a reliable predictor of future results, and this information should not be relied on as such. Neither our independent auditors nor any other independent accountants or financial advisors have compiled, examined or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the projected financial information.

                              PROJECTED YEAR ENDED:

                                    SEPTEMBER 30,        DECEMBER 31,       SEPTEMBER 30,     SEPTEMBER 30,    SEPTEMBER 30,
                                        2000                 2000               2001             2002               2003
FRANCHISE OPERATIONS

Total Revenue from Franchise         $26,559,075         $28,848,215         $34,283,648        $41,095,010      $48,197,525
Operations

Income From Franchise                $6,093,198           $6,617,181          $9,240,242        $12,713,976      $16,147,712
Operations

COMPANY STORE OPERATIONS

Total Revenues from Company          $14,533,587         $15,616,759         $15,536,724        $16,008,095      $16,493,768
Owned Stores

Income from Company Owned            $1,117,405           $1,126,810          $1,205,098        $1,280,647        $1,381,584
Stores

NET INCOME BEFORE TAXES:             $2,601,239           $2,939,267          $4,674,801        $7,994,083       $11,215,525

NET INCOME                           $1,673,305           $1,955,295          $3,028,692        $5,007,875        $7,068,884

PREFERRED STOCK DIVIDENDS            ($171,075)           ($171,075)          ($157,140)        ($157,140)        ($157,140)

NET INCOME APPLICABLE TO             $1,502,230           $1,784,220          $2,871,552        $4,850,735        $6,911,744
COMMON STOCKHOLDERS

DILUTED NET INCOME PER COMMON           $0.42               $0.50               $0.78              $1.27            $1.78
SHARE


         SPECIAL CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS. This Offer to Purchase contains certain forward-looking statements and information relating to us that are based on the beliefs of management as well as assumptions made by and information currently available to management. Such forward-looking statements include, without limitation, our expectation and estimates as to the operating results for the fiscal year ended

September 30, 2000 and our business operations, including the introduction of new products, future financial performance, including net sales and earnings, cash flows from operations and capital expenditures. In addition, in this and other portions of this Offer to Purchase, the words "anticipates," "believes," "estimates," "expects," "plans," "intends" and similar expressions, as they relate to us or our management, are intended to identify forward-looking statements. Such statements reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions. In addition to factors that may be described in this Offer to Purchase, the following factors, among others, could cause the actual results to differ materially from those expressed in any forward-looking statements made by us: the effect of national and regional economic and market conditions in the United States and the other countries in which we franchise Restaurants, costs of labor and employee benefits, costs of marketing, the success or failure of marketing efforts, costs of food and non-food items used in the operation of the Restaurants, intensity of competition for locations and Franchisees as well as customers, perception of food safety, spending patterns and demographic trends, legal claims and litigation, the availability of financing for us and our Franchisees at reasonable interest rates, the availability and cost of land and construction, legislation and governmental regulations, and accounting policies and practices.

         The principal sources of our income are continuing fees, initial franchise fees and, historically, area director marketing fees. These sources are subject to a variety of factors that could adversely impact our profitability in the future, including those mentioned in the preceding paragraph. The continued strength of the U.S. economy is a key factor to the restaurant business because consumers tend to immediately reduce their discretionary purchases in economically difficult times. An economic downturn would adversely affect all three of the income sources identified above. Because our franchises are still concentrated in certain regions of the United States, regional economic factors could adversely affect our profitability. Weather, particularly severe winter weather, will adversely affect royalty income and could affect the other sources cited above. Culinary fashions among Americans and people in other countries in which we franchise the Restaurants will also impact our profitability. As eating habits change and types of cuisine move in and out of fashion, our challenge will be to formulate a menu within the Company's distinctive culinary style that appeals to an increasing market share. Finally, the intense competition in the restaurant industry continues to challenge participants in all segments of this industry.

         As our revenues from foreign operations become more significant, our profitability could be adversely impacted by international business risks and political or economic instability in foreign markets. While international operations involve risks that do not exist in domestic operations, such as adverse fluctuation in foreign exchange rates, monetary exchange controls, foreign government regulation of business relationships and uncertainty of intellectual property protection, we believe that the potential rewards of expanding the market for our services to selected foreign countries far outweigh such risks.

         Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated or expected. We do not intend to update these forward-looking statements.

8.       FINANCING OF THE OFFER

         The total amount of funds required by us to consummate the Offer (and to pay related fees and expenses estimated to be approximately $2,100,000), assuming that 1,456,248 Shares are validly tendered and not withdrawn and all public stock options, and warrants exercisable for Shares at a price below the Offer Price are exercised and all preferred shares are converted, is $18.2 million. We plan to finance the Offer using available cash of $6.2 million and through borrowings from Levine Leichtman under a new $12.0 million credit Facility (the "Levine Facility").

         The borrowers under the Levine Facility are the Company and its subsidiaries (other than Quizno's Franchise Company, which will be a guarantor) (collectively, the "Borrowers"). The Borrowers plan to repay the Levine Facility when due through internally generated funds.

         The Levine Facility provides that Levine Leichtman will loan the Company $12 million to finance the Offer at an interest rate of $13.25%, with the first 12 months prepaid in the amount of $1,862,259.84 of additional principal. The loan has a maturity date that is 60 months following the completion of the Offer. The Company is required to pay interest only until the maturity date of the loan. The Company may prepay up to $5 million of the loan without penalty during the first 9 months of the term of the loan. Thereafter, the Company cannot prepay until 24 months after the issue date. Between months 24 and 35 of the term of the loan the Company may prepay the loan, but shall incur prepayment penalties.

         The Company is required to meet specified financial covenants for minimum EBITDA, minimum fixed charge coverage ratio, maximum net debt (net of cash) to EBITDA, maximum capital expenditures and liquidity. The Company will also be subject to standard negative covenants.

         Levine Leichtman will have a first priority lien in any assets of the Company not presently collateralized. The Company can acquire new senior debt or refinance existing senior debt as long as it uses best efforts to obtain a junior lien for Levine Leichtman on collateralized assets (and so long as such new or refinanced debt does not result in a covenant violation). If the Company is unable to grant a junior lien to Levine Leichtman in connection with any refinanced senior indebtedness, the interest rate on the Levine Facility will increase by 1%.

         In connection with the execution of the Levine Facility, the Company agreed to issue to Levine Leichtman warrants to purchase up to 14% of each class of the Company's capital stock on a fully diluted basis as of the closing of the Offer, subject to certain adjustments for issuances, exchanges or repurchases of capital stock by the Company, at an exercise price of $0.01 per share. In addition, Levine Leichtman will be entitled to receive dividends or other distributions made to other shareholders of capital stock in accordance with its beneficial ownership represented by the warrants. At any time after the maturity of the loan or the early payment of the principal balance of the loan, Levine Leichtman can cause the Company to repurchase the warrant or the shares issued upon the exercise of the warrant for a price equal to the fair market value of the shares on the date Levine Leichtman exercises this right plus 14% (subject ot adjustment) of the amount of any indebtedness issued by the Company to repurchase shares from Richard F. Schaden and 14% (subject to adjustment) of any interest paid to Richard F. Schaden (increased by a 5% per annum growth factor), less the exercise price. Levine Leichtman will have the right to require the Company to register the shares issuable upon the exercise of the warrant with the Commission in the event the Company effects a Second-Step Transaction and thereafter completes an initial public offering.

         Levine Leichtman has the right to participate pro rata in any sale of shares by Richard E. Schaden and Richard F. Schaden. In addition, Levine Leichtman, at its option, will have the right to appoint a representative of Levine Leichtman to the Board as a director of the Company following the completion of the Offer.

         The material documents comprising the Levine Facility have been filed with the Commission as exhibits to the Company's Tender Offer Statement on Schedule TO, of which this Offer to Purchase is a part. Copies of the Schedule TO may be obtained in the manner set forth in the Section entitled "The Tender Offer - Certain Information Concerning the Company - Available Information."

9.       DIVIDENDS AND DISTRIBUTIONS

         If, on or after November 13, 2000, we should declare or pay any dividend on the Shares or make any other distribution (including the issuance of additional shares of capital stock pursuant to a stock dividend or stock split, the issuance of other securities or the issuance of rights for the purchase of any securities) with respect to the Shares that is payable or distributable to stockholders of record on a date prior to the transfer to our name on our stock transfer records of the Shares purchased pursuant to the Offer, then, without prejudice to our rights under "The Tender Offer--Certain Conditions of the Offer," (i) the Purchase Price payable by us pursuant to the Offer will be reduced to the extent any such dividend or distribution is payable in cash; and
(ii) any noncash dividend, distribution or right shall be received and held by the tendering stockholder for our account and will be required to be promptly remitted and transferred by each tendering stockholder to the Depositary for our account, accompanied by appropriate documentation of transfer.

10. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; NASDAQ LISTING AND EXCHANGE ACT REGISTRATION

         Our purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public. In the event the Offer is consummated and followed by a Second-Step Transaction, we will seek to cause the Shares not to be listed for trading on the Nasdaq and to terminate the registration of the Shares under the Exchange Act.

         The Shares are currently listed for trading on the Nasdaq. In the event the Offer followed by a Second-Step Transaction is consummated, the Shares will be delisted from the Nasdaq and deregistered under the Exchange Act. As of June 30, 2000, there were 3,007,921 Shares issued and outstanding and approximately 150 holders of record of the outstanding Shares. In addition, under Section 12(g) of the Exchange Act, registration under the Exchange Act may be terminated by the issuer if there are fewer than 300 holders of record of a class of security. In the event the Shares were no longer listed on the Nasdaq, price quotations might still be available from other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend on the number of holders of Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the termination of registration under the Exchange Act as described below and other factors.

         If more than approximately 180,000 shares are tendered, we believe that we would no longer meet the net tangible asset requirement for continued listing on the Nasdaq SmallCap Market, and would, in that event, be traded on the National Association of Securities Dealers, Inc. Electronic Bulletin Board (the "Over-the-Counter Market"). We believe that the Over-the-Counter Market will provide less liquidity for our shares than the Nasdaq. Pursuant to the Nasdaq's published guidelines, shares of common stock are not eligible to be included for listing if, among other things, the number of shares publicly held falls below 500,000, the number of record and beneficial holders of shares falls below 300 or the aggregate market value of such publicly held shares is less than $1 million.

         We currently have a very small stockholder base for an exchange-traded public company as indicated by our stockholders of record, a number substantially below the minimum that triggers the obligation to file periodic financial reports and other information pursuant to the Exchange Act. Even if we do not enter into a Second-Step Transaction or complete the Offer, we may seek to terminate our registration under the Exchange Act and delist our securities from the Nasdaq SmallCap Market.

         The Shares are currently "margin securities" under the rules of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"). Among other things, this has the effect of allowing brokers to extend credit on the collateral of such Shares. Depending on factors similar to those described above regarding listing and market quotations, following the tender and purchase of the Shares pursuant to the Offer, the Shares may no longer constitute "margin securities" for purposes of the Federal Reserve Board's margin regulations. In such event, Shares could no longer be used as collateral for margin loans made by brokers.

         The Shares are currently registered under the Exchange Act, which requires, among other things, that we furnish certain information to our stockholders and to the Commission and comply with the Commission's proxy rules in connection with meetings of our stockholders. Registration of the Shares under the Exchange Act may be terminated upon our application to the Commission if the Shares are not listed on a national securities exchange and there are fewer than 300 holders of record of the Shares.

         The termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by us to you and to the Commission and would render inapplicable certain provisions of the Exchange Act, including requirements that we file periodic reports (including financial statements), the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, requirements that our officers, directors and -10% stockholders file certain reports concerning ownership of our equity securities and provisions that any profit by such officers, directors and stockholders realized through purchases and sales of our equity securities within any six-month period may be recaptured by the Company. In addition, the ability of our "affiliates" and other persons to dispose of Shares that are "restricted securities" under Rule 144 under the Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or eligible for listing on the Nasdaq or other similar exchanges. Except as disclosed in this Section 10 and elsewhere in this Offer to Purchase, we have no other present plans or proposals that relate to or would result in (i) the acquisition by any person of additional securities of the Company, or the disposition of securities of the Company, (ii) any extraordinary corporate transaction, such as a merger, reorganization, liquidation, or sale or transfer of a material amount of assets, involving the Company, (iii) any material change in the present dividend policy or indebtedness or capitalization of the Company, (iv) any other material change in our corporate structure or business, or (v) any change in our Charter, bylaws or instruments corresponding thereto or any other actions that may impede the acquisition of control of the Company by any person.

         We anticipate that following the Offer the Schaden Stockholders will not cause the Company to change the composition of our Board of Directors. The persons who are presently our officers will continue in their same positions following consummation of the Offer.

11.      CERTAIN CONDITIONS OF THE OFFER

         Notwithstanding any provision of the Offer, in addition to the conditions that the Minimum Condition has been satisfied, we shall not be required to accept for payment or pay for any Shares tendered pursuant to the Offer, and may terminate or amend the Offer and may postpone the acceptance for payment of, and payment for, Shares tendered, if prior to the acceptance for payment of Shares, any of the following conditions exist:

         (a) there shall have been instituted or pending any material action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly (i) challenges the making of the Offer, the acquisition of some or all of the Shares pursuant to the Offer or otherwise relates in any manner to the Offer, or (ii) in our reasonable judgment, could materially and adversely affect our business, condition (financial or other), income, operations or prospects and our subsidiaries, taken as a whole, or otherwise materially impair in any way our contemplated future conduct of our business or any of our subsidiaries or materially impair the contemplated benefits of the Offer to us;

         (b) any action taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly (i) make the acceptance for payment of, or payment for, some or all of the Shares illegal or otherwise restrict or prohibit consummation of the Offer, (ii) delay or restrict the ability of the Company, or render us unable to accept for payment or pay for some or all of the Shares, (iii) materially impair the contemplated benefits of the Offer to us, or (iv) materially and adversely affect our business, condition (financial or other), income, operations or our prospects and the prospects of our subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of our business or any of our subsidiaries;

         (c) a tender or exchange offer for any or all of the Shares (other than the Offer), or any merger, business combination or other similar transaction with or involving us or any subsidiary, shall have been proposed, announced or made by any person;

         (d) our Board of Directors shall have concluded the exercise of the directors' fiduciary duties requires that we terminate the Offer, with such conclusions based on the advice of outside legal and financial advisors as appropriate; or

         (e) if we shall no longer continue to have sufficient financing to enable us to consummate the Offer.

         The foregoing conditions are for our sole benefit and may be asserted by us in the exercise of reasonable judgement regardless of the circumstances giving rise to any such condition or may be waived by us in whole or in part at any time and from time to time in our sole discretion. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

12.      CERTAIN LEGAL MATTERS AND REGULATORY APPROVALS

         GENERAL. We are not aware of any license or other regulatory permit that appears to be material to our business that might be adversely affected by the acquisition of Shares by us pursuant to the Offer or of any approval or other action by any domestic (federal or state) or foreign governmental, administrative or regulatory authority or agency that would be required prior to our acquisition of Shares pursuant to the Offer. Should any such approval or other action be required, it is our present intention to seek such approval or action. We do not currently intend, however, to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such action or the receipt of any such approval (subject to our right to decline to purchase Shares if any of the conditions in "The Tender Offer--Certain Conditions of the Offer" shall have occurred). There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to our business, or that certain parts of our businesses might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or other action or in the event that such approval was not obtained or such other action was not taken. Our obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions, including conditions relating to the legal matters discussed in this Section 12. See "The Tender Offer--Certain Conditions of the Offer."

         FRANCHISE. We are subject to Federal Trade Commission ("FTC") regulation and several state laws that regulate the offer and sale of franchises. We are also subject to a number of state laws that regulate substantive aspects of the franchiser-franchisee relationship. The FTC's Trade Regulation Rule on Franchising (the "FTC Rule") requires us to furnish to prospective Franchisees a franchise offering circular containing information prescribed by the FTC Rule.

         Laws that regulate the offer and sale of franchises and the franchiser-franchisee relationship presently exist in a substantial number of states. State laws that regulate the offer and sale of franchises generally require registration of the franchise offering with state authorities. The repurchase of Shares pursuant to the self tender transaction could result in our company having significant negative net worth (or negative stockholders' equity) under generally accepted accounting principles. There are certain franchise registration states that would require a franchiser with negative equity to adopt franchise fee deferral or escrow procedures, which could have a negative effect on our cash flow and ability to sell franchises. In order to address this issue, we plan on forming a new subsidiary that will have positive equity, as will be shown on independently audited financial statements for that subsidiary, that will act as the franchiser if the self tender transaction results in negative equity at the parent company level. We believe this procedure is acceptable in all franchise registration states and under the FTC regulations.

         We are not aware of any other probable pending franchise legislation that in our view is likely to affect our ability to repurchase the Shares.

         LITIGATION. To the best of our knowledge, no lawsuits have been filed relating to the Offer.

13.      FEES AND EXPENSES

         Except as set forth below, we will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer.

         We have retained Tucker Anthony to act as our financial advisor, as well as the Dealer Manager, in connection with the Offer. The engagement letter between us and Tucker Anthony provides that we will pay Tucker Anthony a fee of $200,000 upon delivery of the preliminary Tucker Anthony Opinion, a fee of $200,000 due upon the delivery by Tucker Anthony to our Board of Directors of the final Tucker Anthony Opinion, and an advisory fee of $400,000 upon the closing of the Offer. In addition, the engagement letter between us and Tucker Anthony provides that we will reimburse Tucker Anthony for certain of its out-of-pocket expenses and will indemnify Tucker Anthony and certain related persons against certain liabilities, including liabilities under securities laws, arising out of its engagement. Tucker Anthony has not previously had a material relationship in which it provided or agreed to provide investment banking or other advisory services to us in the past, but it may render such services to us in the future.

         We have retained MacKenzie Partners, Inc. to act as Information Agent and Harris Trust Company of New York to act as Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telegraph and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by us for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

         No fees or commissions will be payable by us to brokers, dealers or other persons (other than fees to the Dealer Manager and the Information Agent as described above) for soliciting tenders of Shares pursuant to the Offer. Stockholders holding Shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs are applicable if stockholders tender Shares through such brokers or banks and not directly to the Depositary. We, however, upon request, will reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of Shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent, the Dealer Manager, the Information Agent or the Depositary for purposes of the Offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of Shares except as otherwise provided in Instruction 6 of the Letter of Transmittal.

14.      MISCELLANEOUS

         We are not aware of any jurisdiction in which the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If we become aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, we will make a good faith effort to comply with any such state statute. If, after such good faith effort, we cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of us by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

         NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON OUR BEHALF OR THE DEALER MANAGER NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED ON AS HAVING BEEN AUTHORIZED BY US OR THE DEALER MANAGER.

         Pursuant to Rule 13e-3 and Rule 13e-4 of the General Rules and Regulations under the Exchange Act, we have filed with the Commission the
Schedule 13E-3 and the Schedule 13E-4, together with exhibits, furnishing additional information with respect to the Offer and may file amendments thereto. Such statements, including exhibits and any amendments thereto, which furnish certain additional information with respect to the Offer, may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth in "The Tender Offer--Certain Information Concerning the Company" (except that they will not be available at the regional offices of the Commission).

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                                   SCHEDULE I

                 DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

         The following table sets forth the names and ages of the members of our Board of Directors as of October 23, 2000 and the year in which they were first elected our directors. All of our directors hold office until the next Annual Meeting of the Stockholders and until the election and qualification of their successors. Each of our executive officers is listed in the subsequent table, and each was elected at the annual meeting of the Board of Directors, held on August 8, 2000, to serve for one year or, if earlier or later, until the next annual meeting of the Board of Directors. Each individual listed below is a citizen of the United States.

                                                                             DIRECTOR
     DIRECTOR              AGE        POSITION(S) WITH COMPANY                 SINCE
--------------------       ---     --------------------------------------    --------
Richard E. Schaden         36      President, Chief Executive Officer and      1991
                                   Chairman of the Board of Directors

Richard F. Schaden         62      Vice President, Secretary and Director      1991

Frederick H. Schaden       53      Director                                    1993

J. Eric Lawrence           33      Director                                    1997

Mark L. Bromberg           49      Director                                    1997

Brad A. Griffin            50      Director                                    1999

John J. Todd               40      Director                                    2000

BIOGRAPHICAL INFORMATION OF DIRECTORS

         Mr. Richard E. Schaden has been President and a director of the Company since its inception on January 7, 1991. Mr. Schaden had been a principal and the chief operating officer of Schaden & Schaden, Inc., a company that owned and operated the Company's franchised restaurants from 1987 to 1994 when it was sold to the Company. Mr. Schaden graduated magna cum laude from the University of Colorado with a degree in Business Management and Finance.

         Mr. Richard F. Schaden has been a Vice President, Secretary and a director of the Company since its inception on January 7, 1991. Mr. Schaden had been a principal of Schaden & Schaden, Inc., a company that owned and operated the Company's franchised restaurants from 1987 to 1994 when it was sold to the Company. Mr. Schaden is the founding partner of the law firm of Schaden, Katzman & Lampert with offices in Bloomfield Hills, Michigan, and Broomfield, Colorado. Mr. Schaden graduated from the University of Detroit with a B.S. in Aeronautical Engineering, received his J.D. from the University of Detroit Law School and is an internationally known, well-published attorney, specializing in aviation law. Prior to entering the legal profession, Mr. Schaden was an aeronautical engineer for The Boeing Company and Continental Aviation and Engineering. Mr. Schaden has been on the board of numerous private companies.

         Mr. Frederick H. Schaden is an Executive Vice President of the Automotive Consulting Group of Aon Consulting, Inc. Aon Consulting, Inc. is a subsidiary of Aon Corporation, a publicly held company with annual revenues of over $7 billion. He has been employed by Aon for over 25 years and has served as a senior officer of its affiliates since 1981. Mr. Schaden earned a B.S. in Business Administration from Xavier University in Cincinnati, Ohio.

         Mr. J. Eric Lawrence has been the General Partner of Retail & Restaurant Growth Capital, L.P. ("RRGC"), a $60 million investment fund focused on providing growth and expansion capital to small businesses in the retail and restaurant industries, since December 1995. RRGC is a Small Business Investment Company, federally licensed by the Small Business Administration. RRGC loaned $2 million to the Company in 1996, which has been paid in full, and Mr. Lawrence serves on our Board pursuant to a contractual arrangement between the Company and RRGC. Mr. Lawrence has been extensively involved in the analysis of the financial, operational and managerial aspects of retail and restaurant companies throughout his career. Prior to RRGC, he served as Vice President of Strategic Retail Ventures, Inc., a boutique financial consulting and private investment firm focusing on the needs of specialty retail and restaurant companies ("SRV"), from March 1993 to December 1995. Prior to SRV, Mr. Lawrence was a Senior Consultant with Arthur Andersen, in Dallas, Texas. Mr. Lawrence is a licensed C.P.A., and is a graduate of Southern Methodist University with a B.B.A. in Accounting and Minor in Economics, which included study abroad at Oxford University, Oxford, England.

         Mr. Mark L. Bromberg is the President of- Foodservice of the viaLink Company, a public company providing synchronized database management services to a wide range of retail clients since May 2000. From November 1997 to- May 2000, he served as President of Pinnacle Restaurant Group, a privately held company that owns and operates casual dining restaurants in the southwestern United States. Mr. Bromberg previously served as a self-employed management consultant providing strategic planning, positioning and senior management consulting services to the hospitality industry. He is the former President and C.E.O. of East Side Mario's Restaurants, Inc., formerly the Dallas-based subsidiary of PepsiCo, which he grew from one restaurant in 1988 to 30 in 1993 when it was sold to PepsiCo. Mr. Bromberg has been the founder and President of Prime and President, which was sold to PepsiCo. Mr. Bromberg has been the founder and President of a number of casual dining restaurant chains including Mr. Greenjeans, Ginsberg, & Wong and Lime Rickey's and served as President of Prime Restaurant Group, the largest privately held casual restaurant chain in Canada. He holds a B.S. and an M.B.A. from Cornell University and remains highly involved in food service education as a curriculum advisor and a guest lecturer. He is a past chairman of the Canadian Restaurant and Foodservice Association and is a past director of the National Restaurant Association of the U.S. Mr. Bromberg was elected to the Board of Directors pursuant to a contractual arrangement with RRGC that required the election of an additional Board member acceptable to RRGC.

         Mr. Brad A. Griffin has been the managing director of GriffCo Development, which develops, builds, leases and manages commercial and retail real estate, since 1994. He is also the managing director of Oasis Investment, a company that manages investment assets and trades Nasdaq and exchange-listed stocks and options.

         Mr. John J. Todd was elected to the Board of Directors on September 26, 2000. Mr. Todd is the Senior Vice President and Chief Financial Officer of Gateway Inc., a position he has held since October 1998. Before joining Gateway, he had held financial positions with the Allied Signal companies from 1997 to 1998, with Boston Market from 1996 to 1997 and with PepsiCo from 1988 to 1996. He received his bachelor's degree from Longwood College and his M.B.A. from William and Mary.

EXECUTIVE OFFICERS

         The following table sets forth (i) the names of our current executive officers, (ii) their ages, and (iii) the capacities in which they serve the
Company:

      NAME               AGE             POSITION(S) WITH COMPANY
-------------------      ---      ------------------------------------------
Richard E. Schaden       36       President, Chief Executive Officer and
                                  Chairman of the Board of Directors

Steven B. Shaffer        49       Executive Vice President for Operations

Robert W. Scanlon        53       Executive Vice President for Development

Sue A. Hoover            53       Executive Vice President for Corporate
                                  Communications

Robert Elliott           43       Executive Vice President for Marketing

Richard F. Schaden       62       Vice President, Secretary and Director

Patrick E. Meyers        41       Vice President and General Counsel

John L. Gallivan         53       Chief Financial Officer, Treasurer and
                                  Assistant Secretary

BIOGRAPHICAL INFORMATION OF EXECUTIVE OFFICERS

         See "Biographical Information of Directors" above for a description of the backgrounds of Richard E. Schaden and Richard F. Schaden.

         Steven B. Shaffer has been our Executive Vice President for Operations since May 22, 2000. Prior to that he had been a Franchisee of the Company since 1992, an Area Director of the Company since 1996 and a Senior Vice President of the Company since October 1998. Mr. Shaffer graduated from the University of Georgia in 1972.

         Robert W. Scanlon has been our Executive Vice President of Development since October 1998. Mr. Scanlon served as our Senior Vice President of Real Estate/Design & Construction from August 1997 through September 1998. He also served as our Senior Vice President of Concept Development and Design from January 1997 to July 1997 and as our Vice President of Nontraditional

Development from May 1996 to December 1996. From June 1990 through April 1996, he was first Vice President of Sales and Marketing and later Vice President of Business Development for Carts of Colorado, located in Commerce City, Colorado, an equipment manufacturer. Mr. Scanlon graduated from the University of Texas, with a B.S. degree in 1973.

         Sue A. Hoover joined us as Director of Marketing in 1991. She was named Senior Vice President of Marketing in 1997 and was named an Executive Vice President in October 1998. In February 2000, she became our Executive Vice President for Corporate Communications. Ms. Hoover graduated from the University of Iowa with a B.A. degree in 1968.

         Robert Elliott became our Executive Vice President of Marketing in February 2000. Prior to joining us, he was a partner at Bozell Worldwide, Inc., an advertising agency in Detroit, Michigan, from 1997 to 1999, and on the marketing staff of Little Caesar Enterprises, Inc. for over 18 years, including serving as Vice President - Marketing from 1993 to 1997. Mr. Elliott graduated from Eastern Michigan University with a B.B.A. degree in 1979.

         Patrick E. Meyers joined us in 1997. He had been an associate with the Denver law firm of Moye, Giles, O'Keefe, Vermeire & Gorrell since September 1991, and was selected as a partner of that firm in 1996. Before that he served as a judicial law clerk to a Justice of the Colorado Supreme Court from July 1990 to September 1991. Mr. Meyers received his J.D. degree from the University of California, Hastings College of Law and his B.A. degree from the University of Colorado - Denver. Mr. Meyers served as a director of the Company from 1993 to 1997, when he resigned to become a full-time employee of the Company.

         John L. Gallivan became our Chief Financial Officer in 1994. He was later elected Treasurer and Assistant Secretary. Prior to his joining the Company, he was a director and Executive Vice President of Grease Monkey Holding Corporation of Denver, a franchiser, owner and operator of over 200 ten-minute oil change and fluid maintenance centers in the United States and Mexico, from 1979 through April 1994. He is a member of the Colorado Society and the American Institute of C.P.A.s. He graduated from the University of Colorado at Boulder with a bachelor's degree in accounting.

                                   SCHEDULE II

                           OPINIONS OF TUCKER ANTHONY

November 12, 2000

Board of Directors
The Quizno's Corporation
1415 Larimer Street
Denver, CO 80202

Members of the Board of Directors:

         We understand that The Quizno's Corporation (the "Company") proposes to offer to purchase (the "Tender Offer") at a price of $8.00 per share (the "Purchase Price"), all of the shares of common stock of the Company, par value $0.001 per share (the "Common Stock") upon the terms and conditions set forth in the draft Offer To Purchase dated November 9, 2000 (the "Offer To Purchase").

         You have requested our opinion (the "Opinion") as to the fairness, from a financial point of view, of the Purchase Price offered to all of the shareholders of the Common Stock, including the non-tendering shareholders (other than Richard E. Schaden, Richard F. Schaden, and Frederick H. Schaden (such offerees, the "Unaffiliated Shareholders").

         We note that each of the Company's shareholders who are not Unaffiliated Shareholders, other than RRGC, has informed the Company that such shareholder has no interest in selling their shares or in pursuing a sale of the Company to a third party in the foreseeable future, and will not be tendering any shares pursuant to the Tender Offer (the "Affiliate Strategy").

         In connection with our engagement, we were not requested to, and we did not: (a) actively solicit third-party indications of interest in any sale transaction; or (b) evaluate the advisability of the Affiliate Strategy from the perspective of the Company or the Unaffiliated Shareholders.

         In connection with the Opinion, we do not express an opinion with respect to any of the following: (a) the Company's underlying business decision to proceed with the Tender Offer; (b) the fairness of the terms of any financing required to complete the Tender Offer; (c) the fairness of the terms of the purchase of the warrants owned by Retail & Restaurant Growth Capital, L.P. ("RRGC"); (d) the value of any shares not tendered pursuant to the Tender Offer; and (e) the liquidation value of the Company.

         We have undertaken such reviews, analyses, and inquiries as we deemed necessary and appropriate under the circumstances. Among other things, we have:

         (i) reviewed the Company's Annual Reports on Form 10-KSB filed with the Securities and Exchange Commission (the "Commission") for the fiscal year ended September 30, 1999 and the previous five fiscal years;

         (ii) reviewed the Company's Quarterly Reports on Form 10-QSB filed with the Commission for the nine month period and quarter ended June 30, 2000 and the previous five fiscal years;

         (iii) reviewed certain projected financial information prepared by management of the Company;

         (iv) reviewed certain publicly available information concerning the Company;

         (v) conducted discussions with the senior management of the Company and consultants to the Company concerning the Company's business prospects and historical financial results and projected financial information as presented and described in (i), (ii), (iii), and (iv) above;

         (vi) conducted discussions with the Board of Directors of the Company;

         (vii) reviewed the draft Securities Purchase Agreement by and between the Company, several of the Company's subsidiaries, and Levine Leichtman Capital Partners II, L.P. dated October 27, 2000 (as well as the updated covenants as of November 1, 2000) and the ancillary documents related thereto;

         (viii) reviewed the Offer To Purchase and the related draft Letter of Transmittal dated November 9, 2000; and

         (ix) performed various financial analyses, as we deemed appropriate, of the Company using generally accepted analytical methodologies, including: (a) comparing the public trading multiples of companies which we deemed comparable to the multiples derived from the proposed Purchase Price; (b) comparing the acquisition multiples reflected in recent transactions for businesses which we deemed comparable to the multiples derived from the proposed Purchase Price associated with the Tender Offer; (c) comparing the market premiums paid in similar transactions to the premium being offered to the Unaffiliated Shareholders of the Company; (d) comparing the discounted future trading prices of the Company's common stock (based on current trading multiples and the application of the projections referred to in clause (iii) above and the use of sensitivity case projections that take into consideration the Company's historical performance, the performance of other comparable restaurant companies, and general industry trends) to the proposed Purchase Price associated with the Tender Offer; and (e) considering the values derived from a discounted cash flow analysis using the projections referred to in clause (iii) above and using sensitivity case projections derived from that discounted cash flow analysis.

         We have assumed, at your direction and with your consent, that: (a) the final executed form of the transaction documents will not differ in any material respect from the Offer To Purchase; (b) the Tender Offer will be consummated on the terms set forth in the Offer To Purchase; (c) the Company will have adequate financing at closing to consummate the Tender Offer; (d) the cost of purchasing the RRGC put option will not differ materially from $520,000; (e) the Tender Offer will comply with applicable foreign, federal, and state laws; and (f) there have been no material changes in the Company's assets, financial condition, results of operations, business or prospects since the date of the last financial statement or information made available to us. In addition, we have made no assumption concerning, and therefore do not consider, the possible assertion of claims, outcomes or damages arising out of any pending or threatened litigation, possible unasserted claims or other contingent liabilities, to which either the Company or its affiliates is a party or may be subject.

         We have not, at your direction and with your consent: (a) performed any appraisals or valuations of specific assets or liabilities of the Company; (b) been furnished with any appraisals or valuations of specific assets or liabilities of the Company; (c) made a comprehensive physical inspection of the properties or assets of the Company; or (d) undertaken any independent analysis of any pending or threatened litigation, possible unasserted claims or other contingent liabilities, to which either the Company or its affiliates is a party or may be subject.

         We have assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to us by the Company (including the estimates and projections of financial results described in clause (iii) above) or obtained by us from other sources without assuming any responsibility for independent verification of such information. We have assumed, in reliance upon the assurances of the Company management, that the information provided pertaining to the Company has been prepared on a good faith basis in accordance with industry practice and, with respect to financial planning data, reflects the best currently available estimates and judgment of the Company's management as to the expected future financial performance of the Company, and that the management of the Company is not aware of any information or facts that would make the information provided to us incomplete or misleading.

         As part of our investment banking business, we are regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, tender offers, private placements, going private transactions, and valuations for corporate and other purposes. We have acted as financial adviser to the Board of Directors of the Company in connection with the Tender Offer and will receive a fee for such services, a significant portion of which is contingent upon the consummation of the Tender Offer. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of our engagement. We bring to your attention that we have not previously had a material relationship to provide investment banking or other advisory services to the Company. In the ordinary course of our business, we may trade in the equity securities of the Company for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

         The Opinion is furnished pursuant to our engagement letter dated August 15, 2000. You may use the Opinion solely in connection with your consideration of the fairness of the Purchase Price being offered to the Unaffiliated Shareholders and for no other purpose. The Company may not furnish the Opinion or any other material prepared by us to any other person or persons or use or refer to the Opinion for any other purpose without our prior written consent, which consent shall not be unreasonably withheld. The Company may use, refer to, and reproduce in full the Opinion in any tender offer document mailed to shareholders of the Company and in any filing with the Commission.

         The Opinion is directed to the Board of Directors of the Company. This letter does not constitute a recommendation to any shareholder with respect to whether or not to tender shares under the terms and conditions of the Tender Offer, and should not be relied upon by any shareholder for that purpose.

         The Opinion is necessarily based upon information available to us, facts and circumstances and financial, economic, market and other conditions as they exist and are subject to evaluation on the date of this Opinion. Unless the Company specifically requests us to do so, we disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting the Opinion that may come or be brought to our attention after the date of the Opinion.

         Based upon and subject to all the foregoing, we are of the opinion that the Purchase Price offered to all Unaffiliated Shareholders is fair, from a financial point of view, to such shareholders.

                                               Very truly yours,

                                               TUCKER ANTHONY CAPITAL MARKETS

                                               By: /s/ David P. Prokupek
                                                   ---------------------
                                               Name:  David P. Prokupek
                                               Title: CEO

November 12, 2000

Board of Directors
The Quizno's Corporation
1415 Larimer Street
Denver, CO 80202

Members of the Board of Directors:

         We understand that The Quizno's Corporation (the "Company") proposes to offer to purchase (the "Tender Offer") at a price of $8.00 per share (the "Purchase Price"), all of the shares of common stock of the Company, par value $0.001 per share (the "Common Stock") upon the terms and conditions set forth in the draft Offer To Purchase dated November 9, 2000 (the "Offer To Purchase").

         You have requested our opinion (the "Opinion") as to whether, after giving effect to the Tender Offer, in accordance with Colorado Revised Statutes 7-106-401, (i) the Company will be able to pay its debts as they become due in the usual course of business and (ii) the value of the assets of the Company will exceed the sum of the liabilities of the Company plus the liquidation preferences that would be due and payable to the preferred shareholders if the Company were to be liquidated immediately after the completion of the Tender Offer.

         We note that each of the following shareholders has informed the Company that such shareholder has no interest in selling their shares or in pursuing a sale of the Company to a third party in the foreseeable future, and will not be tendering any shares pursuant to the Tender Offer (the "Affiliate Strategy"): Richard E. Schaden, Richard F. Schaden, and Frederick H. Schaden.

         In connection with the Opinion, we do not express an opinion with respect to any of the following: (a) the Company's underlying business decision to proceed with the Tender Offer; (b) the fairness of the terms of any financing required to complete the Tender Offer; (c) the fairness of the terms of the purchase of the warrants owned by Retail & Restaurant Growth Capital, L.P. ("RRGC"); (d) the value of any shares not tendered pursuant to the Tender Offer, calculated at any time subsequent to the completion of the Tender Offer; and (e) the liquidation value of the Company.

         We have undertaken such reviews, analyses, and inquiries as we deemed necessary and appropriate under the circumstances. Among other things, we have:

         (i) reviewed the Company's Annual Reports on Form 10-KSB filed with the Securities and Exchange Commission (the "Commission") for the fiscal year ended September 30, 1999 and the previous five fiscal years;

         (ii) reviewed the Company's Quarterly Reports on Form 10-QSB filed with the Commission for the nine month period and quarter ended June 30, 2000 and the previous five fiscal years;

         (iii) reviewed certain projected financial information prepared by management of the Company (the "Management Projections");

         (iv) reviewed certain publicly available information concerning the Company;

         (v) conducted discussions with the senior management of the Company and consultants to the Company concerning the Company's business prospects and historical financial results and projected financial information as presented and described in (i), (ii), (iii), and (iv) above;

         (vi) conducted discussions with the Board of Directors of the Company;

         (vii) reviewed the draft Securities Purchase Agreement by and between the Company, several of the Company's subsidiaries, and Levine Leichtman Capital Partners II, L.P. dated October 27, 2000 (as well as the updated covenants as of November 1, 2000) and the ancillary documents related thereto;

         (viii) reviewed the Offer To Purchase and the related draft Letter of Transmittal dated November 9, 2000; and

         (ix) reviewed the officer's certificate from the Chief Financial Officer of the Company dated as of the date hereof; and

         (x) performed various financial analyses, as we deemed appropriate, of the Company using generally accepted analytical methodologies.

         We have assumed, at your direction and with your consent, that: (a) the final executed form of the transaction documents will not differ in any material respect from the Offer To Purchase; (b) the Tender Offer will be consummated on the terms set forth in the Offer To Purchase; (c) the Company will have adequate financing at closing to consummate the Tender Offer; (d) the cost of purchasing the RRGC put option will not differ materially from $520,000; (e) the Tender Offer will comply with applicable foreign, federal, and state laws; and (f) there have been no material changes in the Company's assets, financial condition, results of operations, business or prospects since the date of the last financial statement or information made available to us. In addition, we have made no assumption concerning, and therefore do not consider, the possible assertion of claims, outcomes or damages arising out of any pending or threatened litigation, possible unasserted claims or other contingent liabilities, to which either the Company or its affiliates is a party or may be subject.

         We have not, at your direction and with your consent: (a) performed any appraisals or valuations of specific assets or liabilities of the Company; (b) been furnished with any appraisals or valuations of specific assets or liabilities of the Company; (c) made a comprehensive physical inspection of the properties or assets of the Company; or (d) undertaken any independent analysis of any pending or threatened litigation, possible unasserted claims or other contingent liabilities, to which either the Company or its affiliates is a party or may be subject. Our valuation of the Company's assets was based on our review of the above-referenced materials and the methodology described in Schedule A hereto.

         We have assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to us by the Company (including the Management Projections described in clause (iii) above) or obtained by us from other sources without assuming any responsibility for independent verification of such information. We have assumed, in reliance upon the assurances of the Company management, that the information provided pertaining to the Company has been prepared on a good faith basis in accordance with industry practice and, with respect to financial planning data, reflects the best currently available estimates and judgment of the Company's management as to the expected future financial performance of the Company, and that the management of the Company is not aware of any information or facts that would make the information provided to us incomplete or misleading.

         As part of our investment banking business, we are regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, tender offers, private placements, going private transactions and valuations for corporate and other purposes. We have acted as financial adviser to the Board of Directors of the Company in connection with the Tender Offer and will receive a fee for such services, a significant portion of which is contingent upon the consummation of the Tender Offer. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of our engagement. We bring to your attention that we have not previously had a material relationship to provide investment banking or other advisory services to the Company. In the ordinary course of our business, we may trade in the equity securities of the Company for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

         The Opinion is directed to the Board of Directors of the Company. You may use the Opinion solely in connection with your consideration of the permissibility of the Tender Offer under Colorado Revised Statutes 7-106-401 and for no other purpose. The Company may not furnish the Opinion or any other material prepared by us to any other person or persons or use or refer to the Opinion for any other purpose without our prior written consent, which consent shall not be unreasonably withheld. The Company may use, refer to, and reproduce in full the Opinion in any tender offer document mailed to shareholders of the Company and in any filing with the Commission.

         The Opinion is necessarily based upon information available to us, facts and circumstances and financial, economic, market and other conditions as they exist and are subject to evaluation on the date of this Opinion. Unless the Company specifically requests us to do so, we disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting the Opinion that may come or be brought to our attention after the date of the Opinion.

         Based upon and subject to all the foregoing, we are of the opinion that, after giving effect to the Tender Offer, in accordance with Colorado Revised Statutes 7-106-401, (i) the Company will be able to pay its debts as they become due in the usual course of business and (ii) using the methodology contained in Schedule A attached hereto, the value of the assets of the Company will exceed the sum of the liabilities of the Company plus the liquidation preferences that would be due and payable to the preferred shareholders if the Company were to be liquidated immediately after the completion of the Tender Offer.

                            Very truly yours,

                            TUCKER ANTHONY CAPITAL MARKETS

                            By: /s/ David P. Prokupek
                                --------------------------
                            Name: David P. Prokupek
                            Title:  CEO

                                   SCHEDULE A

                 CRS 7-106-401 ANALYSIS OF ASSETS & LIABILITIES
                                POST-DISTRIBUTION
                  (AMOUNTS OTHER THAN PRICE PER SHARE IN 000S)

                                                       PRE-TRANSACTION     POST-TRANSACTION
                                                       ---------------     ----------------
Equity Value
   Price Per Share ("Tender Price")                       $  8.00
   Fully Diluted Shares                                     3,567
   Estimated Equity Value                                 $28,536
Total Liabilities (GAAP)                                  $37,356
Estimated Asset Value(1)                                  $65,892
Beginning Asset Value                                                           $65,892
Reduction in Cash                                                               $(6,186)
Intangible Assets                                                               $ 2,100
Estimated Asset Value--Post Transaction                                         $61,806
Total Liabilities--Post Transaction (GAAP)                                      $51,218
Preference Payments                                                             $ 1,577
Total Liabilities and Preference Payments                                       $52,795
TOTAL ESTIMATED ASSET VALUE LESS LIABILITIES AND PREFERENCES                    $ 9,011
                                                                                =======

-------------------------

(1)Assumes fair value of the assets equals estimated equity value plus total book (GAAP) liabilities.

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

                                  SCHEDULE III

        SUMMARY OF STOCKHOLDER DISSENTERS RIGHTS AND TEXT OF ARTICLE 113
                    OF THE COLORADO BUSINESS CORPORATION ACT

             THE FOLLOWING IS ONLY A SUMMARY OF THE PROCEDURES FOR
            DISSENTING SHAREHOLDERS PRESCRIBED BY SECTIONS 7-113-101
                       THROUGH 7-113-302 OF THE CBCA AND
          IS QUALIFIED IN ITS ENTIRETY BY THE FULL TEXT OF ARTICLE 113
                         OF THE CBCA AS SET FORTH BELOW

         In the event the Company decides to pursue the Second Step Transaction in the form of a merger or reverse stock split, under Section 7-113-102 of the CBCA each record or beneficial shareholder of the Company may be entitled to dissent from the Second-Step Transaction and demand payment of the fair value of the shares of common stock owned by such shareholder. In accordance with Section 7-113-202 of the CBCA, in order for a shareholder to exercise Dissenters' Rights, such shareholder must, prior to the taking of the vote of the shareholders on the Second-Step Transaction, deliver to the Company written notice of such shareholder's intent to demand payment for shares in the event the Second-Step Transaction is approved and shall not vote such shareholder's shares in favor of the Second-Step Transaction.

         In accordance with Section 7-113-203 of the CBCA, within ten days after the Second-Step Transaction is approved, the Company must deliver a written dissenter's notice ("Dissenter's Notice") to all shareholders who satisfy the requirements of Section 7-113-202 of the CBCA. The Dissenter's Notice must state that the Second-Step Transaction was authorized and the effective date of the Second-Step Transaction, set forth the address at which the Company will receive payment demands and where stock certificates shall be deposited, supply a form for demanding payment, which form shall request an address from the dissenting shareholder to which payment is to be made, and set the date by which the Company must receive the payment demand and stock certificates, which date shall not be less than 30 days after the date the Dissenter's Notice was delivered. Furthermore, the Dissenter's Notice may require that all beneficial shareholders, if any, certify as to the assertion of Dissenters' Rights, and be accompanied by Article 113 of the CBCA.

         Pursuant to Section 7-113-204 of the CBCA, a shareholder receiving the Dissenter's Notice must demand payment in writing and deposit such shareholder's stock certificates in accordance with the terms of the Dissenter's Notice. A shareholder who does not comply with the foregoing requirements is not entitled to the fair value of such shareholder's shares under Article 113 of the CBCA.

         Upon the later of the effective date of the Second-Step Transaction, or upon receipt of a demand for payment by a dissenting shareholder, the Company must pay each dissenting shareholder who complies with Section 7-113-204 the amount the Company estimates to be the fair value of such shares, plus accrued interest in accordance with Section 7-113-206 of the CBCA. The payment must be accompanied by (i) the Company's balance sheet as of the fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of change in shareholders' equity for that year, and the latest available interim financial statement; (ii) a statement of

                                     III-1
the Company's estimate of the fair value of the shares; (iii) an explanation by the Company of how the interest was calculated; (iv) a statement of the dissenting shareholder's right to demand payment under Section 7-113-209 of the CBCA; and (v) a copy of Article 113 of the CBCA.

         In the event a dissenting shareholder is dissatisfied with the Company's payment or offer of payment, such dissenting shareholder, pursuant to
Section 7-113-209 of the CBCA, may notify the Company in writing within 30 days after the Company makes or offers to pay each dissenting shareholder, of such shareholder's own estimate of the fair value of such shares and the amount of interest due, and demand payment of such shareholder's estimate, less any payment already made by the Company under Section 7-113-206, or reject the Company's offer under Section 7-113-208 and demand payment for the fair value of the shares and interest due. A dissatisfied dissenting shareholder may effect the foregoing if: (i) the dissenting shareholder believes that the amount paid or offered is less than the fair value of the shares or that the interest due is incorrectly calculated; (ii) the Company has failed to make payment within 60 days after the date set for demanding payment; or (iii) the Company does not return the deposited stock certificates within the time specified by Section 7-113-207 of the CBCA. In the event a demand for payment under Section 7-113-209 remains unresolved, the Company may commence a court proceeding to determine the fair value of the shares and accrued interest within 60 days after receiving the payment demand from a dissenting shareholder.

                   TITLE 7. COLORADO BUSINESS CORPORATION ACT
                         ARTICLE 113. DISSENTERS' RIGHTS
                  PART 1 RIGHT OF DISSENT - PAYMENT FOR SHARES
                             C.R.S. 7-113-101 (1996)

7-113-101. DEFINITIONS

         For purposes of this article:

         (1) "Beneficial shareholder" means the beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

         (2) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring domestic or foreign corporation, by merger or share exchange of that issuer.

         (3) "Dissenter" means a shareholder who is entitled to dissent from corporate action under section 7-113-102 and who exercises that right at the time and in the manner required by part 2 of this article.

         (4) "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effective date of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action except to the extent that exclusion would be inequitable.

         (5) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at the legal rate as specified in section 5-12-101, C.R.S.

                                     III-2

         (6) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares that are registered in the name of a nominee to the extent such owner is recognized by the corporation as the shareholder as provided in section 7-107-204.

         (7) "Shareholder" means either a record shareholder or a beneficial shareholder.

7-113-102. RIGHT TO DISSENT

         (1) A shareholder, whether or not entitled to vote, is entitled to dissent and obtain payment of the fair value of the shareholder's shares in the event of any of the following corporate actions:

                  (a) Consummation of a plan of merger to which the corporation is a party if:

                           (I) Approval by the shareholders of that corporation is required for the merger by section 7-111-103 or 7-111-104 or by the
                                    articles of incorporation, or

                           (II) The corporation is a subsidiary that is merged with its parent corporation under section 7-111-104;

                  (b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired;

                  (c) Consummation of a sale, lease, exchange, or other disposition of all, or substantially all, of the property of the corporation for which a shareholder vote is required under section 7-112-102 (1); and

                  (d) Consummation of a sale, lease, exchange, or other disposition of all, or substantially all, of the property of an entity controlled by the corporation if the shareholders of the corporation were entitled to vote upon the consent of the corporation to the disposition pursuant to section 7-112-102 (2).

         (1.3) A shareholder is not entitled to dissent and obtain payment, under subsection (1) of this section, of the fair value of the shares of any class or series of shares which either were listed on a national securities exchange registered under the federal "Securities Exchange Act of 1934", as amended, or on the national market system of the national association of securities dealers automated quotation system, or were held of record by more than two thousand shareholders, at the time of:

                  (a) The record date fixed under section 7-107-107 to determine the shareholders entitled to receive notice of the shareholders' meeting at which the corporate action is submitted to a vote;

                  (b) The record date fixed under section 7-107-104 to determine shareholders entitled to sign writings consenting to the corporate action; or

                  (c) The effective date of the corporate action if the corporate action is authorized other than by a vote of shareholders.

                                     III-3

         (1.8) The limitation set forth in subsection (1.3) of this section shall not apply if the shareholder will receive for the shareholder's shares, pursuant to the corporate action, anything except:

                  (a) Shares of the corporation surviving the consummation of the plan of merger or share exchange;

                  (b) Shares of any other corporation which at the effective date of the plan of merger or share exchange either will be listed on a national securities exchange registered under the federal "Securities Exchange Act of 1934", as amended, or on the national market system of the national association of securities dealers automated quotation system, or will be held of record by more than two thousand shareholders;

                  (c)      Cash in lieu of fractional shares; or

                  (d) Any combination of the foregoing described shares or cash in lieu of fractional shares.

         (2) (Deleted by amendment, L. 96, p. 1321, 30, effective June 1, 1996.)

         (2.5) A shareholder, whether or not entitled to vote, is entitled to dissent and obtain payment of the fair value of the shareholder's shares in the event of a reverse split that reduces the number of shares owned by the shareholder to a fraction of a share or to scrip if the fractional share or scrip so created is to be acquired for cash or the scrip is to be voided under section 7-106-104.

         (3) A shareholder is entitled to dissent and obtain payment of the fair value of the shareholder's shares in the event of any corporate action to the extent provided by the bylaws or a resolution of the board of directors.

         (4) A shareholder entitled to dissent and obtain payment for the shareholder's shares under this article may not challenge the corporate action creating such entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

7-113-103. DISSENT BY NOMINEES AND BENEFICIAL OWNERS

         (1) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in the record shareholder's name only if the record shareholder dissents with respect to all shares beneficially owned by any one person and causes the corporation to receive written notice which states such dissent and the name, address, and federal taxpayer identification number, if any, of each person on whose behalf the record shareholder asserts dissenters' rights. The rights of a record shareholder under this subsection (1) are determined as if the shares as to which the record shareholder dissents and the other shares of the record shareholder were registered in the names of different shareholders.

         (2) A beneficial shareholder may assert dissenters' rights as to the shares held on the beneficial shareholder's behalf only if:

                                     III-4

                  (a) The beneficial shareholder causes the corporation to receive the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

                  (b) The beneficial shareholder dissents with respect to all shares beneficially owned by the beneficial shareholder.

         (3) The corporation may require that, when a record shareholder dissents with respect to the shares held by any one or more beneficial shareholders, each such beneficial shareholder must certify to the corporation that the beneficial shareholder and the record shareholder or record shareholders of all shares owned beneficially by the beneficial shareholder have asserted, or will timely assert, dissenters' rights as to all such shares as to which there is no limitation on the ability to exercise dissenters' rights. Any such requirement shall be stated in the dissenters' notice given pursuant to section 7-13-203.

7-113-201. NOTICE OF DISSENTERS' RIGHTS

         (1) If a proposed corporate action creating dissenters' rights under section 7-113-102 is submitted to a vote at a shareholders' meeting, the notice of the meeting shall be given to all shareholders, whether or not entitled to vote. The notice shall state that shareholders are or may be entitled to assert dissenters' rights under this article and shall be accompanied by a copy of this article and the materials, if any, that, under articles 101 to 117 of this title, are required to be given to shareholders entitled to vote on the proposed action at the meeting. Failure to give notice as provided by this subsection (1) shall not affect any action taken at the shareholders' meeting for which the notice was to have been given, but any shareholder who was entitled to dissent but who was not given such notice shall not be precluded from demanding payment for the shareholder's shares under this article by reason of the shareholder's failure to comply with the provisions of section 7-113-202 (1).

         (2) If a proposed corporate action creating dissenters' rights under section 7-113-102 is authorized without a meeting of shareholders pursuant to section 7-107-104, any written or oral solicitation of a shareholder to execute a writing consenting to such action contemplated in section 7-107-104 shall be accompanied or preceded by a written notice stating that shareholders are or may be entitled to assert dissenters' rights under this article, by a copy of this article, and by the materials, if any, that, under articles 101 to 117 of this title, would have been required to be given to shareholders entitled to vote on the proposed action if the proposed action were submitted to a vote at a shareholders' meeting. Failure to give notice as provided by this subsection (2) shall not affect any action taken pursuant to section 7-107-104 for which the notice was to have been given, but any shareholder who was entitled to dissent but who was not given such notice shall not be precluded from demanding payment for the shareholder's shares under this article by reason of the shareholder's failure to comply with the provisions of section 7-113-202 (2).

7-113-202. NOTICE OF INTENT TO DEMAND PAYMENT

         (1) If a proposed corporate action creating dissenters' rights under section 7-113-102 is submitted to a vote at a shareholders' meeting and if notice of dissenters' rights has been given to such shareholder in connection with the action pursuant to section 7-113-201 (1), a shareholder who wishes to assert dissenters' rights shall:

                                     III-5

                  (a) Cause the corporation to receive, before the vote is taken, written notice of the shareholder's intention to demand payment for the shareholder's shares if the proposed corporate action is effectuated; and

                  (b) Not vote the shares in favor of the proposed corporate action.

         (2) If a proposed corporate action creating dissenters' rights under section 7-113-102 is authorized without a meeting of shareholders pursuant to section 7-107-104 and if notice of dissenters' rights has been given to such shareholder in connection with the action pursuant to section 7-113-201 (2), a shareholder who wishes to assert dissenters' rights shall not execute a writing consenting to the proposed corporate action.

         (3) A shareholder who does not satisfy the requirements of subsection
(1) or (2) of this section is not entitled to demand payment for the shareholder's shares under this article.

7-113-203. DISSENTERS' NOTICE

         (1) If a proposed corporate action creating dissenters' rights under section 7-113-102 is authorized, the corporation shall give a written dissenters' notice to all shareholders who are entitled to demand payment for their shares under this article.

         (2) The dissenters' notice required by subsection (1) of this section shall be given no later than ten days after the effective date of the corporate action creating dissenters' rights under section 7-113-102 and shall:

                  (a) State that the corporate action was authorized and state the effective date or proposed effective date of the corporate action;

                  (b) State an address at which the corporation will receive payment demands and the address of a place where certificates for certificated shares must be deposited;

                  (c) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

                  (d) Supply a form for demanding payment, which form shall request a dissenter to state an address to which payment is to be made;

                  (e) Set the date by which the corporation must receive the payment demand and certificates for certificated shares, which date shall not be less than thirty days after the date the notice required by subsection (1) of this section is given;

                  (f) State the requirement contemplated in section 7-113-103 (3), if such requirement is imposed; and

                  (g)      Be accompanied by a copy of this article.

                                     III-6

7-113-204. PROCEDURE TO DEMAND PAYMENT

         (1) A shareholder who is given a dissenters' notice pursuant to section 7-113-203 and who wishes to assert dissenters' rights shall, in accordance with the terms of the dissenters' notice:

                  (a) Cause the corporation to receive a payment demand, which may be the payment demand form contemplated in section 7-113-203 (2) (d), duly completed, or may be stated in another writing; and

                  (b) Deposit the shareholder's certificates for certificated shares.

         (2) A shareholder who demands payment in accordance with subsection (1) of this section retains all rights of a shareholder, except the right to transfer the shares, until the effective date of the proposed corporate action giving rise to the shareholder's exercise of dissenters' rights and has only the right to receive payment for the shares after the effective date of such corporate action.

         (3) Except as provided in section 7-113-207 or 7-113-209 (1) (b), the demand for payment and deposit of certificates are irrevocable.

         (4) A shareholder who does not demand payment and deposit the shareholder's share certificates as required by the date or dates set in the dissenters' notice is not entitled to payment for the shares under this article.

7-113-205. UNCERTIFICATED SHARES

         (1) Upon receipt of a demand for payment under section 7-13-204 from a shareholder holding uncertificated shares, and in lieu of the deposit of certificates representing the shares, the corporation may restrict the transfer thereof.

         (2) In all other respects, the provisions of section 7-113-204 shall be applicable to shareholders who own uncertificated shares.

7-113-206. PAYMENT

         (1) Except as provided in section 7-113-208, upon the effective date of the corporate action creating dissenters' rights under section 7-113-102 or upon receipt of a payment demand pursuant to section 7-113-204, whichever is later, the corporation shall pay each dissenter who complied with section 7-113-204, at the address stated in the payment demand, or if no such address is stated in the payment demand, at the address shown on the corporation's current record of shareholders for the record shareholder holding the dissenter's shares, the amount the corporation estimates to be the fair value of the dissenter's shares, plus accrued interest.

         (2) The payment made pursuant to subsection (1) of this section shall be accompanied by:

                  (a) The corporation's balance sheet as of the end of its most recent fiscal year or, if that is not available, the corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, and, if the corporation customarily provides

                                     III-7
                           such statements to shareholders, a statement of changes in shareholders' equity for that year and a statement of cash flow for that year, which balance sheet and statements shall have been audited if the corporation customarily provides audited financial statements to shareholders, as well as the latest available financial statements, if any, for the interim or full-year period, which financial statements need not be audited;

                  (b) A statement of the corporation's estimate of the fair value of the shares;

                  (c)      An explanation of how the interest was calculated;

                  (d) A statement of the dissenter's right to demand payment under section 7-113-209; and

                  (e)      A copy of this article.

7-113-207. FAILURE TO TAKE ACTION

         (1) If the effective date of the corporate action creating dissenters' rights under section 7-113-102 does not occur within sixty days after the date set by the corporation by which the corporation must receive the payment demand as provided in section 7-113-203, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

         (2) If the effective date of the corporate action creating dissenters' rights under section 7-113-102 occurs more than sixty days after the date set by the corporation by which the corporation must receive the payment demand as provided in section 7-113-203, then the corporation shall send a new dissenters' notice, as provided in section 7-113-203, and the provisions of sections 7-113-204 to 7-113-209 shall again be applicable.

7-113-208. SPECIAL PROVISIONS RELATING TO SHARES ACQUIRED AFTER ANNOUNCEMENT OF
           PROPOSED CORPORATE ACTION

         (1) The corporation may, in or with the dissenters' notice given pursuant to section 7-113-203, state the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action creating dissenters' rights under section 7-113-102 and state that the dissenter shall certify in writing, in or with the dissenter's payment demand under section 7-113-204, whether or not the dissenter (or the person on whose behalf dissenters' rights are asserted) acquired beneficial ownership of the shares before that date. With respect to any dissenter who does not so certify in writing, in or with the payment demand, that the dissenter or the person on whose behalf the dissenter asserts dissenters' right acquired beneficial ownership of the shares before such date, the corporation may, in lieu of making the payment provided in section 7-113-206, offer to make such payment if the dissenter agrees to accept it in full satisfaction of the demand.

         (2) An offer to make payment under subsection (1) of this section shall include or be accompanied by the information required by section 7-113-206(2).

                                     III-8

7-113-209. PROCEDURE IF DISSENTER IS DISSATISFIED WITH PAYMENT OR OFFER

         (1) A dissenter may give notice to the corporation in writing of the dissenter's estimate of the fair value of the dissenter's shares and of the amount of interest due and may demand payment of such estimate, less any payment made under section 7-113-206, or reject the corporation's offer under section 7-113-208 and demand payment of the fair value of the shares and interest due, if:

                  (a)      The dissenter believes that the amount paid under
                           section 7-113-206 or offered under section 7-113-208 is less than the fair value of the shares or that the interest due was incorrectly calculated;

                  (b) The corporation fails to make payment under section 7-113-206 within sixty days after the date set by the corporation by which the corporation must receive the payment demand; or

                  (c) The corporation does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares as required by section 7-113-207(1).

         (2) A dissenter waives the right to demand payment under this section unless the dissenter causes the corporation to receive the notice required by subsection (1) of this section within thirty days after the corporation made or offered payment for the dissenter's shares.

7-113-301. COURT ACTION

         (1) If a demand for payment under section 7-113-209 remains unresolved, the corporation may, within sixty days after receiving the payment demand, commence a proceeding and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay to each dissenter whose demand remains unresolved the amount demanded.

         (2) The corporation shall commence the proceeding described in subsection (1) of this section in the district court of the county in this state where the corporation's principal office is located or, if the corporation has no principal office in this state, in the district court of the county in which its registered office is located. If the corporation is a foreign corporation without a registered office, it shall commence the proceeding in the county where the registered office of the domestic corporation merged into, or whose shares were acquired by, the foreign corporation was located.

         (3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unresolved parties to the proceeding commenced under subsection (2) of this section as an action against their shares, and all parties shall be served with a copy of the petition. Service on each dissenter shall be by registered or certified mail, to the address stated in such dissenter's payment demand, or if no such address is stated in the payment demand, at the address shown on the corporation's current record of shareholders for the record shareholder holding the dissenter's shares, or as provided by law.

         (4) The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive. The court may appoint one or more persons as

                                     III-9
appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to such order. The parties to the proceeding are entitled to the same discovery rights as parties in other civil proceedings.

         (5) Each dissenter made a party to the proceeding commenced under subsection (2) of this section is entitled to judgment for the amount, if any, by which the court finds the fair value of the dissenter's shares, plus interest, exceeds the amount paid by the corporation, or for the fair value, plus interest, of the dissenter's shares for which the corporation is elected to withhold payment under section 7-113-208.

7-113-302. COURT COSTS AND COUNSEL FEES

         (1) The court in an appraisal proceeding commenced under section 7-113-301 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation; except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under section 7-113-209.

         (2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

                  (a) Against the corporation and in favor of any dissenters if the court finds the corporation did not substantially comply with the requirements of part 2 of this article; or

                  (b) Against either the corporation or one or more dissenters, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

         (3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to said counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

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


                         [THE QUIZNO'S CORPORATION LOGO]

                                November 13, 2000

         Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each of our stockholders of such stockholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

                        The Depositary for the Offer is:

                        HARRIS TRUST COMPANY OF NEW YORK

              By Mail:                      By Facsimile Transmission             By Hand/Overnight Delivery
                                        (For Eligible Institutions Only):

        Wall Street Station                       (212) 701-7636                       Wall Street Plaza
          P.O. Box 1023                        Confirm by Telephone:               88 Pine Street, 19th Floor
      New York, NY 10268-1023                     (212) 701-7624                      New York, NY 10005


         Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or any other tender offer materials may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers listed below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                     The Information Agent for the Offer is:

                            [MACKENZIE PARTNERS LOGO]

                                156 Fifth Avenue
                            New York, New York 10010
                          (212) 929-5500 (Call Collect)
                         (800) 322-2885 (Call Toll-Free)

                      The Dealer Manager for the Offer is:
                              [TUCKER ANTHONY LOGO]

                             1225 Seventeenth Street
                                   24th Floor
                             Denver, Colorado 80202
                                 (303) 382-1112